UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Hercules Offshore, Inc.

(Name of Registrant as Specified in Its Charter)

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HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2015

To the Stockholders

of Hercules Offshore, Inc.:

The annual meeting of stockholders of Hercules Offshore, Inc. (the “Company” or “Hercules Offshore”) will be held on May 20, 2015, at 8:00 a.m., local time, at the Doubletree by Hilton Houston Greenway Plaza Hotel, 6 Greenway Plaza East, Houston, Texas, for the following purposes:

(1) To elect two directors to the class of directors whose term will expire at the 2018 Annual Meeting of Stockholders;

(2) To conduct a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (the “2014 executive compensation”);

(3) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has fixed the close of business on March 24, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. For a period of ten (10) days prior to the meeting, a complete list of such stockholders will be available at our executive offices for inspection by stockholders during normal business hours for proper purposes.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to vote your shares electronically on the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors,

Beau M. Thompson

Senior Vice President, General Counsel and Secretary

Houston, Texas

April 1, 2015

Proxy Statement for the

2015 Annual Meeting of Stockholders of

HERCULES OFFSHORE, INC.

To Be Held on May 20, 2015

Stockholder Proposals for the 2016 Annual Meeting	62
Discretionary Voting of Proxies on Other Matters	63
Householding	63
Solicitation of Proxies	63
Additional Information About the Company	63

HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

PROXY STATEMENT

For 2015 Annual Meeting of Stockholders

To Be Held on May 20, 2015

GENERAL

This proxy statement is furnished to stockholders of the Company in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 20, 2015, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting. The mailing of the Notice of Internet Availability of Proxy Materials to stockholders will commence on or about April 8, 2015.

Proxies and Voting Instructions

If you hold shares of our common stock in your name, you may vote your shares in a number of ways:

•	appearing and voting in person at the annual meeting;

•	electronically via the Internet at www.proxyvote.com;

•	by telephone, if you are in the U.S. or Canada, by calling 1-800-690-6903; or

•	by completing, signing and dating your proxy card and mailing it in the postage-paid envelope provided.

If you hold shares of our common stock through someone else, such as a bank, broker or other nominee, you will receive voting instructions from the organization holding your account. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our corporate secretary;

•	appearing and voting in person at the annual meeting; or

•	delivering a later-dated proxy card to our corporate secretary at the address above.

Your attendance at the annual meeting in person without voting will not automatically revoke your proxy. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the approval, on an advisory basis, of 2014 executive compensation, “FOR” approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, and in the discretion of the proxies as to all other matters properly brought before the meeting. All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

The two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. However, as described in further detail on page 4 below, pursuant to our voting policy, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall, promptly after the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the board of directors, which offer of resignation shall be considered by the nominating and governance committee and ultimately the board.

Approval, on an advisory basis, of our 2014 executive compensation and approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015 are each subject to the approval of a majority of the shares of common stock voting on the matter.

Broker non-votes are proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the holder has abstained or as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not voting with respect to that matter.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the advisory vote on our 2014 executive compensation, votes may be cast in favor, against or abstain. Votes to abstain will be excluded entirely from the vote and will have no effect. Broker non-votes will be treated as set forth below in the section entitled “Effect of Not Casting Your Vote.”

With regard to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015, abstentions and broker non-votes will not affect the outcome of the voting on the proposal.

Effects of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors and the approval, on an advisory basis, of 2014 executive compensation (Items 1 and 2 of this Proxy Statement). Recent changes in regulation limit the ability of your bank or broker to vote your uninstructed shares on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf except on discretionary matters. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

VOTING SECURITIES

Our only outstanding voting securities are shares of our common stock. Only holders of record of our common stock at the close of business on March 24, 2015, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 164,068,394 shares outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share is entitled to one vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2015

This proxy statement and our 2014 annual report to stockholders are available at the following address on the Internet: www.proxydocs.com/hero. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those record and beneficial owners who have previously requested that they receive electronic or paper copies of our proxy materials). All stockholders will have the ability to access our proxy materials on the website referred to above and in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Our certificate of incorporation provides for three classes of directors serving staggered three-year terms. There are three Class I directors whose terms expire at the 2015 annual meeting: John T. Rynd, Steven A. Webster and Suzanne Baer. Ms. Baer is not standing for re-election at the 2015 annual meeting, and the board of directors has reduced the total number of directors on the board from nine to eight, effective as of the election of directors at the 2015 annual meeting. The nominating and governance committee of our board of directors has approved (with Mr. Webster abstaining as to himself), and our board has unanimously nominated, each of Mr. Rynd and Mr. Webster for reelection as directors of the Company to serve until the 2018 annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card in favor of the unavailable nominee, your vote will be cast for the substitute nominee designated by the board of directors.

The two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. However, our board of directors has adopted a voting policy whereby under the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly after the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the board of directors. The nominating and governance committee will promptly consider the resignation offer and recommend to the board of directors whether to accept or reject the resignation. The nominating and governance committee in making its recommendation, and the board of directors in making its decision to accept or reject the resignation offer, may consider any factors or other information it considers appropriate and relevant.

If a director’s resignation is accepted, the board of directors, in its sole discretion, may fill the resulting vacancy on the board created by the resignation or reduce the size of the board. Any director who tenders his or her offer to resign pursuant to this policy cannot participate in the nominating and governance committee or board deliberations regarding whether to accept the resignation offer. The board will act on the nominating and governance committee’s recommendation and will disclose its decision to accept the resignation offer or the reasons for rejecting the offer, if applicable, in a press release, on a Current Report on Form 8-K filed with the SEC, or other broadly disseminated means of communication, within 90 days following the certification of the election results.

All duly submitted and unrevoked proxies will be voted for the nominees selected by our board, except where authorization to do so has been withheld.

Board Recommendation

Our board recommends that stockholders vote FOR the election of its nominees for director.

Board of Directors

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2015 annual meeting, is presented below.

Nominees for Election as Class I Directors (Term Expiring in 2018)

CURRENT CLASS I DIRECTORS

John T. Rynd, age 57, director since 2008	John T. Rynd became Chief Executive Officer and President of Hercules Offshore in June 2008 and was appointed by the board as a director in June 2008. From July 2007 to June 2008, he was Executive Vice President and Chief Operating Officer of Hercules Offshore. From October 2005 to July 2007, he was Senior Vice President of Hercules Offshore and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President — Investor Relations from October 2000 to September 2005 and as Vice President — Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, in various positions, including as Vice President —Marketing. Mr. Rynd is also a director and member of the compensation committee and nominating and governance committee of Hornbeck Offshore Services, Inc.

Steven A. Webster, age 63, director since 2005	Steven A. Webster has been Co-Managing Partner of Avista Capital Partners LP, a partnership which he co-founded that focuses on private equity investments in energy, media, healthcare and other industries, since June 2005. From 2000 to June 2005, he served as Chairman of Global Energy Partners, an affiliate of Credit Suisse’s private equity business. From 1998 to 1999, he served as President and Chief Executive Officer of R&B Falcon Corporation, a marine contract drilling company. From 1988 to 1997, Mr. Webster was Chairman and Chief Executive Officer of Falcon Drilling Company Inc., a company he founded. Mr. Webster has been a financial intermediary since 1979 and an active investor since 1984 in the energy sector. He serves as Chairman of Carrizo Oil & Gas, Inc. and Basic Energy Services, Inc. He is also a Trust Manager and member of the compensation committee and corporate governance committee of Camden Property Trust, a director and member of the compensation committee and nominating and corporate governance committee of Oceaneering International, Inc., and a director, chairman of the nominating and governance committee and member of the compensation committee of ERA Group, Inc.

Mr. Webster previously served as a director of Encore Bancshares from 2000-2009, Solitario Royalty & Exploration from 2006-2009, Pinnacle Gas Resources, Inc. from 2003-2009, SEACOR Holdings Inc. from 2005-2013, and Geokinetics Inc. from 2008-2013.

Directors Not Standing for Election

CURRENT CLASS II DIRECTORS (TERM EXPIRING IN 2016)

Thomas R. Bates, Jr., age 65, director since 2004

Thomas R. Bates, Jr. has served as a director of Hercules Offshore since 2004 and has served as Chairman of our Board of Directors since 2009. Mr. Bates was a Senior Advisor at Lime Rock Management LP, an energy-focused private equity firm, from January 2010 until December 2012. From October 2001 until December 2009, Mr. Bates was a Managing Director at Lime Rock Management LP. From February 2000 through September 2001, Mr. Bates was a business consultant. From June 1998 through January 2000, Mr. Bates was President of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Mr. Bates was President of Anadrill at Schlumberger Limited, an oilfield services company. Mr. Bates was Vice President of Sedco Forex at Schlumberger from February 1986 to March 1992. Mr. Bates has been an Adjunct Professor in the Management Department of the Neeley School of Business at Texas Christian University since January 2011. Mr. Bates also serves as a director and chairman of the compensation committee of Tetra Technologies Inc., as chairman of the board and a member of the audit committee and compensation committee of Independence Contract Drilling, and as a director of Alacer Gold Corp.

Mr. Bates previously served as a director of NATCO Group, Inc. from 2003-2009, as a director of T-3 Energy Services, Inc. from 2007 until it was acquired in January 2011, and as a director of Reservoir Exploration Technology ASA from December 2008 until February 2011.

Thomas M Hamilton, age 71, director since 2007	Mr. Hamilton served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its being merged into BP. Mr. Hamilton is also a director, member of the audit committee and chairman of the compensation committee of FMC Technologies Inc., Non-Executive Chairman of Methanex Corporation, and a director, member of the compensation committee and chairman of the nominating and governance committee of HCC Insurance Holdings Inc.

Thierry Pilenko, age 57, director since 2006

Mr. Pilenko has been Chairman and Chief Executive Officer of Technip, a provider of engineering, technologies and construction services for the oil, gas and petrochemical industries, since April 2007. From March 2004 to January 2007, Mr. Pilenko was Chairman and Chief Executive Officer of Veritas DGC Inc. From 2001 to March 2004, Mr. Pilenko served as managing director of SchlumbergerSema, a Schlumberger Ltd. company located in Paris. From 1998 to 2001, he was President of Geoquest, another Schlumberger Ltd. company located in Houston, Texas. Mr. Pilenko was employed by Schlumberger Ltd. and its affiliated companies in various parts of the world, beginning in 1984, in a variety of progressively more responsible operating positions.

Mr. Pilenko previously served as a director of CGG Veritas from 2007-2010 and of PSA from 2012-2014.

CURRENT CLASS III DIRECTORS (TERM EXPIRING IN 2017)

Thomas N. Amonett, age 71, director since 2007

Mr. Amonett served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He was appointed lead independent director of TODCO in October 2004 and was appointed Chairman of TODCO in February 2005. He has been President and Chief Executive Officer of Athlon Solutions LLC, a manufacturer and distributor of specialty chemicals and related services, since April 2013, and served in the same roles for Athlon’s predecessor company, Champion Technologies, Inc., from 1999 until April 2013. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air-conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services and manufacturing company. Mr. Amonett also serves as a director and member of the audit committee and chairman of the nominating and governance committee of Orion Marine Group, Inc., a marine contractor, and a director and member of the executive compensation committee and the audit committee of Bristow Group Inc., a global provider of helicopter services.

As noted above, Mr. Amonett previously served as a director of TODCO.

Thomas J. Madonna, age 68, director since 2005	Mr. Madonna was Chief Financial Officer of Menil Foundation, Inc., a major art museum, from July 2007 to December 2011. From November 2002 until July 2007, he served as the Manager of Finance of Menil Foundation, Inc. From 1969 until December 2001, Mr. Madonna worked at PricewaterhouseCoopers LLP in a number of roles, including as Assurance Partner from 1982 until his retirement in 2001.

F. Gardner Parker, age 73, director since 2005

From 1970 until 1984, Mr. Parker worked at Ernst & Ernst (now Ernst & Young LLP), an accounting firm, and was a partner at that firm from 1978 until 1984. Mr. Parker served as Lead Outside Trust Manager with Camden Property Trust, a real estate investment trust, from 1998-2005 and still serves as Trust Manager and a member of the nominating and corporate governance committee and the compensation committee of Camden Property Trust. He serves as a director and Chairman of the Board of Sharps Compliance Corp., as a director and member of the compensation committee, audit committee, and chairman of the nominating and governance committee of Triangle Petroleum Corporation, and as lead independent director, chairman of the audit committee and a member of the compensation committee of Carrizo Oil & Gas, Inc.

Mr. Parker previously served as a director of Pinnacle Gas Resources, Inc. from 2003 to 2011.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

It is the policy of our board of directors that a substantial majority of the members of our board qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market. It is also the policy of our board that all of the members of our audit committee, compensation committee, and nominating and governance committee qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market, and that all of the members of the audit committee and compensation committee satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules. Our board has determined that all of our directors and nominees for director, except Mr. Rynd, who is employed by the Company, satisfy the independence standards of the NASDAQ Global Select Market. Our board also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Exchange Act.

In determining that each such director is independent, the board considered that Hercules Offshore and its subsidiaries in the ordinary course of business sell services to, or purchase products and services from, companies in which some of the directors have a direct or indirect ownership interest, or are or have been employed as officers or serve as directors.

In determining Mr. Amonett’s independence, our board considered Mr. Amonett’s position as a director of Bristow Group, Inc. (“Bristow”). In 2014, Hercules Offshore purchased helicopter transportation services from Bristow.

In determining Mr. Bates’ independence, our board considered Mr. Bates’ position as a director of Global Energy Services. In 2014, Hercules Offshore purchased operating supplies from a subsidiary of Global Energy Services.

In determining Mr. Hamilton’s independence, our board considered Mr. Hamilton’s position as a director of HCC Insurance Holdings Inc. (“HCC”). In 2014, Hercules Offshore purchased director and officer liability insurance and rig package insurance from certain of HCC’s subsidiaries.

In determining Mr. Pilenko’s independence, our board considered Mr. Pilenko’s position as Chairman and Chief Executive Officer of Technip. In 2014, Hercules Offshore provided liftboat services to Technip.

Hercules Offshore considers each of these business relationships to be at arms-length and in the ordinary course of business. The board determined that Messrs. Amonett, Bates, Hamilton and Pilenko do not have a material direct or material indirect interest in any of such business relationships.

Board Committees and Meetings

We have a standing audit committee, compensation committee, and nominating and governance committee of the board of directors. Each of these committees operates under a written charter that has been adopted by the respective committee and by our board. The charters are published under the “Corporate Governance” section of our website at www.herculesoffshore.com.

The current members of the committees, the number of meetings held by each committee in 2014, and a description of the functions performed by each committee are set forth below:

Audit Committee (6 meetings). The current members of the audit committee are Suzanne V. Baer, Thomas J. Madonna (chair) and F. Gardner Parker. Mr. Madonna was appointed as chairman of the committee in June 2010. The committee’s purpose is to assist the board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements and our internal control over financial reporting. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and for overseeing the Company’s internal audit function. The board of directors has determined that each member of our audit committee qualifies as an “audit committee financial expert,” as such term is defined in SEC rules.

Compensation Committee (8 meetings). The current members of the compensation committee are Thomas M Hamilton (chair), F. Gardner Parker and Thierry Pilenko. The purposes of the committee are, among other things, to discharge the responsibilities of the board relating to the compensation of our chief executive officer and other executive officers, to administer our equity-based compensation plans, to review and approve the objectives and elements of our executive compensation, to review and discuss with management the Company’s Compensation Discussion & Analysis and recommend to the board that it be included in the Company’s proxy statement for its annual meeting of stockholders and to provide the Compensation Committee Report for inclusion in the Company’s proxy statement.

The compensation committee annually reviews the performance of our chief executive officer and makes compensation decisions regarding the chief executive officer based on that review. The chief executive officer annually reviews the performance of each of the other executive officers and, based on this review, makes recommendations to the committee with respect to their compensation. The recommendations, including those made with respect to salary adjustments, bonus percentages, equity awards and perquisites, are presented to the committee by our chief executive officer and our vice president of human resources. The committee then determines the recommended salary, bonus percentages, perquisites and equity awards for each of the executive officers. The committee approves the elements of compensation relevant to chief executive officer and executive officer compensation after considering, among other information, advice from an independent compensation consultant, established corporate goals and objectives, Company performance targets, personal performance objectives, and the compensation paid by the Company’s competitors.

Compensation Committee Interlocks and Insider Participation. None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Nominating and Governance Committee (3 meetings). The current members of the nominating and governance committee are Thomas N. Amonett (chair), Thomas J. Madonna and Steven A. Webster. Mr. Amonett was appointed as chairman of the committee in June 2010. The purposes of the committee are, among other things, to identify and recommend individuals qualified to become board members consistent with criteria approved by the board and to recommend that the board select the director nominees for election at the annual meeting of stockholders or for appointment to fill vacancies, to assist the board in determining the composition of the board and its committees, to develop, implement and review our corporate governance guidelines, practices and procedures, and to oversee a process to assess board and committee effectiveness. The committee is also responsible for overseeing the Company’s international anti-corruption, ethics and compliance programs.

In assessing the qualifications of prospective nominees to our board of directors, the nominating and governance committee considers factors it deems relevant, including each nominee’s general understanding of marketing, finance, accounting, or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background, willingness to devote time to the board of directors’ duties, past board and committee meeting attendance and performance, commitment to the Company’s core values, and independence under applicable standards. In addition, the committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas. The nominating and governance committee does not specifically consider diversity in regards to ethnicity, gender, race, or age in assessing the qualifications of director nominees nor does it have a policy regarding diversity of nominee candidates. However, as stated above, the committee does consider the diversity of professional experiences and background of nominees, both individually, and in the context of the whole board.

The nominating and governance committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chair, Nominating and Governance Committee, in care of the Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. In accordance with our Policy Regarding Director Recommendations by Stockholders, which can be found under the “Corporate Governance” section of our website at www.herculesoffshore.com, the recommendation should contain the following information:

•	The name and address of the stockholder making the recommendation;

•	The number of shares of each class or series of capital stock of the Company beneficially owned by the recommending stockholder;

•	The name and address of each person with whom the recommending stockholder is acting in concert;

•	The number of shares of each class or series of capital stock of the Company beneficially owned by such person with whom the recommending stockholder is acting in concert; and

•

A description of all arrangements and understandings between the recommending stockholder and each nominee and any other persons with whom the recommending stockholder is acting in concert pursuant to which the nomination is being made.

The recommending stockholder shall also submit, with the recommendation, a signed statement including the following information:

•	The name, age, business address and residence address of the candidate;

•	The principal occupation or employment of the candidate;

•	The number of shares of each class or series of capital stock of the Company beneficially owned by the candidate;

•	The written consent of the candidate to have such candidate’s name placed in nomination at the meeting and to serve as a director if elected;

•

Any other information relating to such candidate as is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•

A notarized affidavit executed by each candidate to the effect that he is eligible for election as a member of the board of directors and, if elected, he will serve as a member of the board of directors.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the board of directors, executive officers, third-party search firms or other sources.

Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of our stockholders. In 2014, our board of directors held eight meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he or she served. All of our directors who were serving as directors at our 2014 annual meeting of stockholders attended that meeting.

Structure of the Board of Directors and Role in Risk Oversight

Board Leadership Structure

Our board is comprised of individuals who possess substantial experience in the oil and gas and oilfield services industries, as well as significant financial, management, capital markets and board experience. Our chairman is the presiding director at each of our board meetings.

Since our inception, the roles of our chief executive officer (who is also our president) and our chairman of the board have been separated, which we believe is the best governance model for the Company at this time. Our chief executive officer is primarily responsible for managing our day-to-day operations and implementing our strategic initiatives. Our board chairman is an independent director who interfaces with our other board members to provide objective guidance on our strategy and performance, approves the agendas for all board meetings and communicates the objectives of the board to management.

Under this model, we believe that separating these positions enables our chief executive officer to concentrate his efforts on managing our operations and strengthening our business, while the chairman oversees whether our overall performance and strategy objectives are being met and management has the support it needs from the board to carry out the Company’s strategic initiatives. The separation of these roles has enabled our chairman and chief executive officer to efficiently and effectively work toward achieving their respective strategic and operational objectives to the benefit of our shareholders.

Director Qualifications

Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our board of directors.

Mr. Bates was appointed chairman of the board in 2009. In connection with his appointment, Mr. Bates resigned from each of the committees on which he served to focus on his role as chairman. Mr. Bates has extensive management experience during his long career in the oilfield services industry, having served as President of the Discovery Group of Baker Hughes Inc., President and Chief Executive Officer of Weatherford Enterra, Inc., and as President of Anadrill at Schlumberger Limited, among other positions. Mr. Bates also lends significant investment and capital markets experience gained from his time as a managing director and senior advisor of Lime Rock Management LP. He also currently serves as a director of one other public company and previously served as a director of three other public companies. We believe that Mr. Bates’ vast and diverse professional experience provides great benefit to the board and to the Company in his role as chairman.

Our committees are designed to leverage the relevant knowledge and expertise of our directors. The chairman of our audit committee, Mr. Madonna, has significant experience in both the public and private accounting sector, specializing in the international energy and oilfield industries. He worked for more than thirty years for a major accounting firm, including twenty years as a partner, and for nine years held senior finance positions with a Houston-based foundation. We believe Mr. Madonna’s varied experience in both public and private sector accounting allows him to effectively oversee the audit process of the Company and facilitate the accomplishment of the audit committee’s purposes.

The second member of our audit committee, Mr. Parker, also has significant experience in the public accounting sector, working for fifteen years (six as a partner) for a major accounting firm. In addition, he serves as chairman of the board of one public company, lead independent director of one public company and on the audit committee of two public companies (including as chairman of one) and until June 2010 served as the chairman of our audit committee. In addition, Mr. Parker was a 2011 National Association of Corporate Directors

(NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, a rigorous suite of courses spanning leading practices for boards and committees. He supplements his skill sets through ongoing engagement with the director community.

Ms. Baer, also a member of our audit committee until the election of directors at our 2015 annual meeting, has spent her entire career in investor relations, finance and accounting positions, most recently serving as chief financial officer of an independent oil and gas company. Ms. Baer was also a director and served on the audit committee (including as chairperson) of another public company from August 2005 until June 2013.

Mr. Bates will replace Ms. Baer on the audit committee upon Ms. Baer’s departure effective as of the election of directors at the 2015 annual meeting. As noted above, Mr. Bates has significant management experience in the oilfield services industry, including oversight of financial and accounting officers. He also provides the audit committee with capital markets and finance perspectives gained from many years as a principal of a private equity firm. Mr. Bates has served on a number of public company boards and committees.

Mr. Madonna and Mr. Parker have been determined by the board to qualify as “financial experts.”

Two members of our compensation committee have served or are currently serving as chief executive officer of a publicly traded company in industries related to ours. Mr. Hamilton, the chairman of our compensation committee, has extensive executive management experience in the energy industry, including serving as chief executive officer and president of an exploration and production company for almost six years. In addition, he currently serves as a director of three other public companies (including as non-executive chairman of one) and on the compensation committee of two of these companies (including as chairman of one). We believe that Mr. Hamilton’s leadership roles in these other organizations provide him with the background to oversee our compensation program and to use the compensation program to effectively motivate and incentivize our executive officers and other employees.

Mr. Pilenko has worked in executive management positions across the globe throughout his career. He has been the chairman and chief executive officer of two companies and currently serves in these roles at Technip. Mr. Pilenko’s international management experience provides our board and the compensation committee with important insight from a broader global perspective.

Mr. Parker is the third member of our compensation committee and, as described above, has significant experience as a director and committee member of publicly traded companies, including currently serving on the compensation committee of two other public companies.

Mr. Amonett, who was appointed as chair of our nominating and governance committee in June 2010, has served as president and chief executive officer of Athlon Solutions LLC since April 2013, and served in the same roles for Athlon’s predecessor, Champion Technologies, Inc., from 1999 until April 2013. In addition, he was the chairman of TODCO for over two years prior to it being acquired by Hercules Offshore in 2007 and was the chief executive officer of Weatherford Enterra Inc. from 1996-1997. He also is a director of two other publicly traded companies, serving on the audit committee of both of these companies, on the compensation committee of one of these companies and as chairman of the nominating and governance committee of one of these companies.

Mr. Webster has a long career in our industry, having founded and served as the chairman and chief executive officer of one of TODCO’s predecessor entities. He also co-founded a private equity investment firm and serves as a director of five other public companies, including as chairman of two of these companies, which are both in the oil and gas industry. Mr. Webster’s experience provides our board specific expertise about our drilling rigs and industry, as well as valuable insight into the capital markets.

The third member of our nominating and governance committee, Mr. Madonna, previously served as the chairman of our nominating and governance committee and has significant committee experience, as noted above.

As a whole, the structure of our board lends knowledge specific to our industry and to our assets, and is composed of directors that provide a wealth of experience both from a management and director, as well as a customer and an investor, perspective. In addition, our board members provide a balance of individual experience in the financial, legal, operational, accounting and marketing functions. Our committees are structured to take advantage of the diverse individual experiences of their respective members in order to accomplish the purposes of each committee and the board.

The nominating and governance committee reviewed the composition of the board and each of the committees and determined not to make any changes to the composition of any of the committees for 2015, except for the aforementioned replacement of Ms. Baer by Mr. Bates on the audit committee effective as of the election of directors at the 2015 annual meeting.

Board’s Role in Risk Oversight

Our board, primarily through our committees, plays an important role in assessing and overseeing the various risks to which the Company is exposed. On an annual basis, our chief compliance officer makes a comprehensive presentation to the nominating and governance committee regarding the governance and compliance risks that are impacting or that could potentially impact our business. Included in this presentation is an overview and analysis of our anti-corruption compliance program, a review of the levels of our insurance policies, and a discussion of enforcement trends relevant to our company. In addition to this annual update, our chief compliance officer also provides updates on compliance matters relevant to the Company during the executive session held at the end of each nominating and governance committee meeting, and our management also provides periodic updates throughout the year. Furthermore, the nominating and governance committee evaluates the board leadership and overall composition of the board.

Our audit committee, with input from our internal audit group and our finance and accounting personnel, oversees our financial reporting and Sarbanes-Oxley and Dodd-Frank compliance processes. Additionally, the committee monitors the human resources function through the internal audit group’s activities. The committee also meets periodically with management to discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our chief compliance officer provides an update on compliance matters at each audit committee meeting.

Our compensation committee assesses risks associated with the Company’s compensation program. As discussed in Compensation Discussion and Analysis below, the compensation committee establishes and monitors our compensation program in order to incentivize and motivate our officers and employees, while taking into account potential risks associated with such compensation program.

Our board, with input from management, also assesses and oversees our operational risks. The board receives regular reports on Quality, Health, Safety and Environmental (“QHSE”) issues from senior operations and QHSE managers. In addition, the board regularly receives reports on operational issues from senior operations personnel and receives and reviews contract status and marketing reports from senior marketing personnel. We have a risk department who reports to our general counsel. These individuals manage and monitor our claims and litigation and provide reports to the board at each of its regular meetings. Included in these updates are annual presentations about our insurance packages and management’s discussions with our underwriters. Given the dynamic nature of the insurance market in our industry, the board plays an active role in oversight of our insurance packages to address our operational risks.

Our board also assesses transactional and capital structure risks. The board receives periodic updates from management on our capital structure and compliance with our debt instruments. Additionally, the board considers the risks associated with the execution of the strategy of the Company.

Each of the committees communicates directly with our management team to implement the Company’s risk management objectives. At the regularly scheduled committee meetings, management provides feedback on the achievement of these objectives and receives input from the respective committees regarding future actions. Management also keeps the full board apprised of any significant risks that the Company is encountering or expects to encounter as such risks arise.

The committees report their respective assessments of risks to the full board of directors. We believe our board and committee structure, and the communication among the committees and between the board and our management team, allows the board to effectively oversee the management of our risks by our officers.

Corporate Governance

Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law. The guidelines provide a framework for the governance of our company and the board, covering such matters as determining director independence; director orientation and continuing education; director responsibilities; director access to officers, management and advisors; annual evaluations of the board; and other corporate governance practices and principles. The guidelines are available on our website at www.herculesoffshore.com under the “Corporate Governance” section. In addition, the guidelines, as well as the charters of the audit committee, the compensation committee and the nominating and governance committee, and our Code of Conduct, are available in print to any investor requesting a copy. Requests should be directed to our Investor Relations Department.

Code of Conduct. All of our directors and employees must act ethically at all times and in accordance with the policies comprising our Code of Conduct. The code is a reaffirmation that we expect all directors and employees to uphold our standards of honesty, integrity, ethical behavior and compliance with the law, and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the code. The code sets forth the procedures for the confidential and anonymous reporting of a violation of the code. We prohibit any form of retaliation against any employee for reporting, in good faith, suspected violations of the code. The code also sets forth procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In the event of any change or waiver, including an implicit waiver, of the code granted by us to one of our executive officers or directors, we will make disclosure of such waiver available on our website at www.herculesoffshore.com. The code is available on our website at www.herculesoffshore.com, as described above.

Policy Regarding the Granting of Equity-Based Compensation Awards. We make equity grants to our employees and directors in accordance with our Policy Regarding the Granting of Equity-Based Compensation Awards. This policy establishes guidelines and procedures for the granting of equity compensation, including the timing of making annual grants and the approval process for such grants. In addition, this policy requires that all equity-based compensation awards granted to our officers have a vesting period of at least one year. The policy is intended to ensure that we comply with applicable laws and regulations as well as leading governance practices with respect to the granting of equity compensation.

Clawback Policy. In February 2009, our board adopted a clawback policy applicable to our executive officers and directors. The clawback policy provides that, in the event that an executive officer or director of ours, while employed by us, is found to have engaged in fraud or misconduct that resulted in a material restatement of our financial statements or caused us to violate in any material respect the United States securities laws and regulations or the FCPA, we shall have the right to (i) receive reimbursement of any bonus or retainer previously paid to such executive officer or director, (ii) cause such executive officer or director to forfeit or cancel any unvested equity compensation award and receive reimbursement of the fair market value of any vested equity compensation award granted to such executive officer or director, and (iii) receive reimbursement of any gains or profits realized from the exercise of stock options or from any other disposition of securities attributable to an award of equity compensation, in each case awarded to, paid to or realized by the executive officer or director, or vested, within the two-year period prior to such restatement or violation. In addition, the board may terminate the employment of such executive officer or demand the resignation of such director and take any other lawful actions as it deems appropriate to enforce the executive officers’ and directors’ obligations to us.

Executive Sessions. The independent directors meet regularly in executive sessions, both with the participation of our chief executive officer for a portion of the executive session and without management participation, before and/or after, each regular non-telephonic board and committee meeting. Currently, the director who presides at these meetings is the chairman of the board. If the chairman ceases to be independent, then the presiding director will be chosen by a vote of the independent directors.

Communication with the Independent Directors. Stockholders and other interested parties may make their concerns known confidentially to the independent directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of our corporate secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

EXECUTIVE OFFICERS

We have presented below information about our executive officers as of March 24, 2015. Officers are appointed annually by the board of directors and serve until their successors are chosen or until their resignation or removal.

Name	Age	Position
John T. Rynd	57	Chief Executive Officer and President (1)
Terrell L. Carr	60	Senior Vice President, Worldwide Drilling Operations
Troy L. Carson	39	Senior Vice President and Chief Financial Officer
Todd A. Pellegrin	49	Senior Vice President, Worldwide Liftboat Operations
Beau M. Thompson	37	Senior Vice President, General Counsel and Secretary
Claus E. Feyling	62	President of Hercules International Holdings, Ltd.
Kimberly A. Riddle	49	Vice President, Human Resources

(1)	For biographical information on Mr. Rynd, see “Election of Directors — Board of Directors” beginning on page 5.

Terrell L. Carr joined Hercules Drilling Company, LLC as Vice President of Operations in January 2007. He was named Hercules Offshore’s Senior Vice President of Worldwide Drilling Operations in January 2013 and is responsible for Hercules Offshore’s day-to-day drilling operations. From 2006 to January 2007, Mr. Carr served as Operations Manager for the Asia Pacific Region of Ensco International Incorporated and from 2001-2006, he served as a Rig Manager and Country Manager in various international locations for Ensco International Incorporated. Prior to joining Ensco, from 1982 to 2001, Mr. Carr was employed by Reading & Bates Corporation (later R&B Falcon Corporation) in various key international operations and marketing roles.

Troy L. Carson was named Senior Vice President and Chief Financial Officer in November 2014, after serving as Senior Vice President and Chief Accounting Officer since January 2013 and as Chief Accounting Officer from May 2010 until January 2013. He joined the Company in March 2007 as Vice President and Corporate Controller and was appointed Principal Accounting Officer in July 2008. Previously, Mr. Carson served in a variety of roles, including as the Assistant Corporate Controller at Weatherford International Ltd., an international oilfield services company, from June 2002 to March 2007. In addition, he was a member of the Commercial Assurance Practice of Arthur Andersen LLP from 1997 to 2002.

Todd A. Pellegrin was appointed Senior Vice President of Worldwide Liftboat Operations in January 2013, after serving as Vice President of Worldwide Liftboat Operations since December 2008. From June 2008 to December 2008, Mr. Pellegrin served as Vice President of International Liftboats. From July 2007 to June 2008, Mr. Pellegrin served as the Managing Director for the West Africa Region. Prior to this appointment, Mr. Pellegrin held the position of Managing Director of Hercules Offshore Nigeria from March 2006 to July 2007. Mr. Pellegrin was the Managing Director of Danos & Curole Nigeria, Ltd. from January 2004 to February 2006. From August 1998 to December 2003, he served in several capacities for Danos & Curole, including International Business Development Representative.

Beau M. Thompson was named Senior Vice President, General Counsel and Secretary in March 2015 after serving as General Counsel and Secretary since November 2012. Mr. Thompson joined the Company in May 2007 as Associate General Counsel and Assistant Secretary. In 2010, he became the Assistant General Counsel and Secretary. Prior to joining the Company, he was in private legal practice.

Claus E. Feyling was named President of Hercules International Holdings Ltd. in December 2011. He previously served as Vice President, International Business Development of Hercules Offshore since July 2007 upon the Company’s acquisition of TODCO, where he held the same position since April 2006. Previously, he served as Director, Business Development and Manager, Marketing and Business Development for Pride International, Inc. from 2001-2005. Mr. Feyling was previously employed as Vice President, Marketing and General Manager Asia Pacific for Marine Drilling, and held numerous rig operations management positions for Odfjell Drilling Asia.

Kimberly A. Riddle was named Vice President, Human Resources of Hercules Offshore in May 2011. She joined the Company in March 2008 as Compensation Manager. Prior to joining Hercules Offshore, Ms. Riddle served as a Human Capital Consultant at Deloitte Consulting and has over 20 years of experience in human resources, specializing in compensation management.

SECURITY OWNERSHIP

The following table sets forth information as of March 24, 2015 with respect to the beneficial ownership of our common stock by (1) each stockholder who is known to us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below who are currently employed by the Company, and (3) all current executive officers and directors as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Class
Dimensional Fund Advisors LP(3)	10,579,996	6.4%
BlackRock, Inc.(4)	9,537,465	5.8%
John T. Rynd	2,436,580	1.5%
Terrell L. Carr	843,186	*
Troy L. Carson	641,988	*
Todd A. Pellegrin	353,490	*
Thomas N. Amonett	106,618	*
Suzanne V. Baer	105,771	*
Thomas R. Bates, Jr.	325,000	*
Thomas M Hamilton	104,493	*
Thomas J. Madonna	135,200	*
F. Gardner Parker(5)	109,100	*
Thierry Pilenko	92,000	*
Steven A. Webster(6)	2,653,654	1.6%
All current executive officers and directors as a group (15 persons)	7,907,080	4.8%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	The address of each director and executive officer is 9 Greenway Plaza, Suite 2200, Houston, Texas 77046.

(2)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of March 24, 2015 by exercise of stock options as follows: Mr. Rynd — 890,000 shares; Mr. Carr — 315,000 shares; Mr. Carson — 105,100 shares; Mr. Pellegrin — 25,199 shares; Mr. Amonett — 10,000 shares; Ms. Baer — 10,000 shares; Mr. Bates — 0 shares; Mr. Hamilton — 10,000 shares; Mr. Madonna — 10,000 shares; Mr. Parker — 10,000 shares; Mr. Pilenko — 10,000 shares; Mr. Webster — 10,000 shares; and all current executive officers and directors as a group — 1,531,268 shares.

(3)

Based on a Schedule 13G/A filed February 5, 2015 with the SEC by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for this entity is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)	Based on a Schedule 13G/A filed January 30, 2015 with the SEC by BlackRock, Inc. BlackRock, Inc. reported sole dispositive power with respect to 9,537,465 shares of common stock. The address for this entity is 55 East 52nd Street, New York, New York 10022.

(5)	Mr. Parker reports 7,000 shares owned by his wife.

(6)	Mr. Webster directly owns 1,715,140 shares of our common stock and is the beneficial owner of 588,767 shares of our common stock through Kestrel Capital, LP, over which Mr. Webster shares voting and investment power, 44,747 shares of our common stock as Trustee of the Steven A. Webster Defined Benefit Pension Plan, 5,000 shares of our common stock as Trustee of the Elizabeth Anne Webster Trust, and 290,000 shares of our common stock through San Felipe Resources Company, of which he and his wife are the general partners.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent (10%) of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2014 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent (10%) or more of a class of equity securities were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Company Performance Highlights and Shareholder Outreach

Hercules Offshore Pays for Performance and Responds to Shareholders

Hercules Offshore is committed to providing value to our shareholders. We dedicate significant efforts to our executive compensation program and continue to build on the changes started in 2012. Following a program of shareholder engagement, shareholders approved our say on pay vote proposals in both 2013 and 2014. We are confident that through the discussions below, our shareholders will see that we continue to understand our responsibility to maintain an executive compensation program that fairly and appropriately compensates our executive officers, both in high performing and low performing years.

2014 Performance

The 2014 year was a difficult year for the broader energy industry, the offshore drilling industry and for the Company. Oil prices, which are the primary driver of Company performance, have decreased by over 50% from their high in July 2014. In response to this sudden and substantial drop in oil prices, our customers significantly curtailed their drilling programs throughout the year, resulting in decreased utilization for our drilling rigs and liftboats. Our stock price performance followed, decreasing by approximately 85% in 2014. However, as explained below in this Compensation Discussion and Analysis, or “CD&A,” our compensation program has been appropriately designed to capture this decline in performance, as total compensation for all of our named executive officers concurrently decreased in 2014. This link between Company performance and executive compensation confirms that our goal of paying executives for performance is accurately captured in the design of our compensation program.

Pay for Performance

Hercules Offshore targets total direct compensation at the 50th percentile of its peer group for our executive officers. Despite strong financial performance in prior years, on average, the total direct compensation approved for our executive officers has remained below the 50th percentile of our peer group, and our Chief Executive Officer’s total direct compensation has decreased by over 21% since 2012. On the heels of three consecutive years of strong stock price performance, in March 2014 our compensation committee (which we also refer to as the “committee” within this CD&A) approved moderate salary increases for our named executive officers and also approved bonus percentage increases for three of our named executive officers. In addition, Mr. Carson’s salary and bonus percentages were increased upon his promotion to Senior Vice President and Chief Financial Officer in November 2014. At the same time, the compensation committee continued its emphasis in 2014 on providing compensation that is largely comprised of performance-based short-term and long-term incentives that reward our named executive officers when our company performs well, and vice versa. Accordingly, a significant portion of the compensation packages approved for our named executive officers in 2014, as with previous years, is “at-risk” and closely aligned with our company’s performance. In addition to the decrease in total direct compensation in 2014, the projected payouts to our named executive officers of our performance-based long-term incentive awards granted in 2013 and 2014 have been negatively impacted and are currently forecasted to return minimal or no value for each award. We feel our executive compensation program design appropriately reflects Company performance in 2014, as it did in prior years when performance was strong.

2013 Executive Compensation “Say on Pay” Vote

Our advisory vote on 2013 executive compensation that was conducted in the 2014 year passed by a vote of 90% to 9%. Hercules Offshore, its board of directors, and compensation committee were extremely satisfied with this outcome. We believe that this successful vote reflected our shareholders’ strong support of our executive compensation program design and the decisions made by the committee to enhance our program and governance structure over the last several years. Some noteworthy changes include:

1.	Chief Executive Officer long-term incentive awards targeted at 70% performance-based in 2013 and 2014
2.	Adopted a three-year performance period for performance awards
3.	Adopted a relative performance metric (stock price performance ranking) for long-term incentive awards, which will be used in combination with additional performance metric(s) to determine incentive award value, if any
4.	Consolidated all Hercules Offshore executives under the same metrics for annual incentive plan
5.	Eliminated overlapping performance metrics for annual and long-term incentive plans
6.	Moved from six-month to one-year performance period under our annual incentive plan
7.	Terminated our poison pill
8.	Adopted a no excise tax gross-up policy
9.	Amended existing employment agreements to eliminate excise tax gross-ups and provide for a definite term, with only double-trigger change in control benefits
10.	Amended long-term incentive plan to eliminate share recycling for tax withholding and option exercises
11.	Instituted minimum vesting requirements for all equity-based compensation awards to executive officers
12.	Discontinued guaranteed bonuses and retention bonuses
13.	Adopted anti-hedging policy
14.	Adopted “Director Resignation” voting policy

Realized Compensation vs. Target Total Direct Compensation

Many of the charts and the narrative disclosures within this Executive Summary and the remainder of this CD&A describe the “target total direct compensation” granted to our named executive officers in the 2014 calendar year. Target total direct compensation is the term used to include the majority of our executives’ intended compensation package for the year: base salary, target HERO Plan amounts, and target equity award values. It does not include smaller items that we provide to all employees, such as health and welfare benefits. It should be noted that while target total direct compensation is an important concept in terms of our compensation committee’s practices for setting compensation for any given year, the difference in target total direct compensation and “realized compensation” can vary greatly. Realized compensation is the amount that each executive received and will report as taxable compensation income for the applicable calendar year in which it was received. There are many factors that may come into play that prevent the executive from realizing a significant portion of the compensation that was approved by the compensation committee, from market conditions driving the price of our common stock, to the design of an award requiring multi-year service prior to payout.

For example, within the Summary Compensation Table following the CD&A, the values provided under the “Stock Awards” column reflect the value that our equity awards were assigned for company accounting purposes on the date of grant in February (and November for Mr. Carson’s promotion grant) of 2014. The value does not reflect the price of our stock at the end of the 2014 calendar year, nor does it reflect the fact that a portion of our equity awards are multi-year awards, where the executive must wait until the end of a three year period to see if performance and service levels have been attained that would allow for the actual delivery of any value to the executive. None of the executives will report any portion of the value disclosed under the “Stock Awards” column of the Summary Compensation Table for the 2014 calendar year as compensation received on their tax returns for the 2014 calendar year.

A second example of the difference between target total direct compensation and realized compensation can be seen with our annual incentive awards. For 2014, the target incentive amount set for Messrs. Rynd, Carr, Carson, Pellegrin, Noe and Butz was 100%, 75%, 75%, 65%, 75% and 75% of base salary, respectively. Actual percentages paid were 42%, 31%, 31%, 27%, and 31% of base salary, respectively, and Mr. Butz did not receive a bonus payout due to his departure prior to year-end. In the 2014 year, the realized value of the HERO Plan awards for each executive was well below the 2014 target grant date value set for each executive, demonstrating that the company must create value for our shareholders in order for the executive officers to realize more than a minimal realized value from the performance-based awards granted each year, as indicated in the charts below:

	2014 Annual Incentive
	Target		Realized
	(%)	($’s)	(%)	($’s)
Rynd	100%	$700,000	42%	$293,125
Noe	75%	$292,500	31%	$122,484
Carr	75%	$255,000	31%	$106,781
Carson	75%	$255,000	31%	$106,781
Pellegrin	65%	$184,600	27%	$77,301

2014 Annual Incentive

Target vs. Realized

When reading through the remainder of this CD&A and the charts that follow, our shareholders should note the differences between the terminology that is used to describe compensation. The SEC disclosure rules often require us to disclose target amounts, estimated payouts or potential payouts rather than realized compensation amounts.

Our Executive Compensation Programs: We Pay for Performance

As discussed above, the core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted towards “at-risk” compensation. We have three elements of total direct compensation: base salary, annual incentive compensation and long-term incentive compensation. These elements provide our compensation committee with a platform to reinforce our pay-for-performance philosophy while addressing our business needs and goals with appropriate flexibility.

As illustrated in the chart below, in 2014, only the base salary of our chief executive officer was guaranteed, which represented approximately 18.2% of his target total direct compensation. The remaining approximate 81.8% of our chief executive officer’s target total direct compensation was at-risk, being based on Company performance, having up to three year vesting periods, or both.

Although it is a top priority for our chief executive officer’s potential compensation to be heavily weighted on performance, our compensation committee also emphasizes the importance of awarding performance-based, at-risk compensation for our remaining named executive officers. In 2014, 72.9% of the target total direct compensation potentially awarded to our remaining named executive officers was at-risk and not guaranteed.

Our 2014 Business Highlights

The decline in the Company’s financial results during 2014 reflects the significant downturn in our industry. Despite the difficult industry conditions, we added a substantial new long-term contract and maintained our strong safety performance. Business highlights in 2014 included:

•	$420 million five year drilling contract award for a newbuild jackup rig from Maersk Oil

•	Matched close in line with Company’s best year ever safety performance

Our Executive Compensation Practices

Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our shareholders’ interests.

Compensation Best Practices that We Follow
Pay for Performance – We seek to tie pay to performance. Over 81% of our chief executive officer’s target total direct compensation is not guaranteed. We set clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan – Working Together – Building Success, which emphasizes performance in the areas of Safety, Financial and Marketing, Operations and People.
Mitigate Undue Risk – We seek to mitigate undue risk associated with compensation, including utilizing caps on potential payments, clawback provisions, retention provisions, multiple performance targets and robust board and management processes to identify risk.
Independent Compensation Consulting Firm – The compensation committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.
Double Trigger – We provide for accelerated vesting of equity awards after a change in control only in the event that an executive is terminated within two years of the change in control (a double trigger).
Minimal Perquisites – We provide only minimal perquisites to our executive officers.
Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Equity Ownership Guidelines – We require our directors and executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our stockholders.
Review Tally Sheets – We review historical annual base salary, short-term and long-term incentive awards for our named executive officers prior to making executive compensation decisions.
Clawback Policy – We have a clawback policy that allows the Company to take back, under certain circumstances, compensation paid to directors and executive officers.
Minimum Vesting Requirements – We have instituted a one-year minimum vesting requirement for all equity-based compensation awards to executive officers.

Disfavored Compensation Practices that We do not Follow
No share recycling for tax withholding and option exercises
No excise tax gross-ups upon change in control
No repricing of underwater stock options
No hedging transactions or short sales by executive officers or directors permitted
No guaranteed bonus or retention bonus for executive officers
Severance multipliers not greater than 3.0 times

Our Executive Compensation Structure

This CD&A describes Hercules Offshore’s executive compensation philosophy and program for 2014 and certain elements of the 2015 program, and explains how the compensation committee of the board of directors made compensation decisions with respect to our executives, including the following named executive officers:

Executive	Position
John T. Rynd	Chief Executive Officer and President
Terrell L. Carr	Senior Vice President, Worldwide Drilling Operations
Troy L. Carson	Senior Vice President and Chief Financial Officer
Todd A. Pellegrin	Senior Vice President, Worldwide Liftboat Operations
Stephen M. Butz	Executive Vice President and Chief Financial Officer
James W. Noe	Executive Vice President

Mr. Butz was no longer employed at the end of the 2014 year, but due to the SEC’s disclosure rules, we are required to continue to include him as a named executive officer for the year due to the fact that he served in the capacity as our Chief Financial Officer during a portion of the 2014 year. Mr. Noe resigned from his position on March 2, 2015, but was still considered a named executive officer for the 2014 year.

Philosophy, Goals and Core Principles

Our compensation philosophy, which is set by the compensation committee, is to align executive compensation with short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain executives who are crucial to our long-term success. A significant portion of the total compensation opportunity for our executive officers is directly related to the Company’s stock price and other performance factors that measure our progress against strategic and operating goals, as well as performance against our peer group. Our compensation program is designed to reward employees for producing sustainable growth consistent with our strategic plan — Working Together — Building Success, which sets forth a common set of strategies, Accountability for Safety, Operate to Win, Fund the Future and Work as HEROES, that guide us to succeed in the ever challenging offshore drilling industry. The committee has identified four core principles (listed below) that drive our executive compensation philosophy and motivate our executives to continually improve the financial and operating position of the Company and deliver long-term shareholder value.

We seek to implement our philosophy and achieve the goals of our program by following four core principles:

1.	Support, communicate and execute Hercules Offshore’s strategic plan and goals.
2.	Motivate and reward executives when they deliver desired business results and reduce rewards for underperformance.
3.	Attract and retain the most talented executives to succeed in a competitive market place.
4.	Closely align the interest of executive officers with shareholders’ interest and support an equity ownership environment.

The compensation committee believes each of the direct components of our executive compensation program must contribute to the furtherance of our core principles, as outlined in the following chart:

Compensation Element		Objective		Key Features
Base Salary	•	Attract and retain high-caliber talent	•	Reviewed annually
	•	Provide a minimum, fixed level of cash compensation	•	Targeted at median compensation of peer group
	•	To compensate for the expertise, experience and skills required for the job	•	Adjustments based on accomplishment of individual performance goals
Annual Incentive Award	•	Motivate high performance	•	Targets set at market percentage of base salary
	•	Reward the achievement of short-term Company performance objectives	•	Payments based on performance against operating and strategic plan goals
			•	No payment with respect to a particular performance metric if performance is below threshold
Long-Term Incentive Awards	•	Reward multi-year financial success which supports the Company’s long-term strategic objectives	•	Awards are primarily equity based
	•	Encourage stock ownership and reinforce an alignment of executives’ interests with those of stockholders	•	A majority of the awards are tied to the achievement of pre-established performance goals
	•	Promote retention of key talent	•	No payment for performance awards if performance is below threshold

2014 Compensation for our Executive Officers

For the 2014 year, the compensation committee elected to continue focusing on performance-based compensation where the potential value is heavily aligned with our Company’s performance. Our pay-for-performance approach for our named executive officers provides that:

1.	A large portion of their total compensation be “at risk” in the form of annual and long-term incentive awards.
2.	A large portion of their incentive awards be focused on long-term awards to drive sustainable shareholder value.
3.	A majority of the long-term incentive awards granted each year be based on the achievement of Company performance objectives.

The following chart illustrates the allocation of all fiscal 2014 target total direct compensation components for each named executive officer (rather than realized compensation for the year). This chart highlights the Company’s emphasis on long-term and at-risk compensation:

Competitive Positioning

In support of our compensation philosophy, we target the median compensation of our peer group for each of our named executive officers. In consultation with our independent executive compensation consultant, the compensation committee reviews the peer group against which financial performance and competitive positioning programs are assessed. The compensation committee compares each element of total compensation against a peer group of publicly traded offshore drilling and oilfield services companies. The principal criteria used to determine membership in our peer group are the business of the companies, geographic locations of the companies’ operations, company size, and the extent to which we compete with such companies for executive talent. Market data was taken from companies that operate in the oil and gas industry and included companies that had median revenues of approximately $1.30 billion, a median market cap of $2.58 billion and median enterprise values of $3.79 billion.

For the peer group that we used to determine 2014 compensation, the compensation committee and Longnecker and Associates (“Longnecker”), our compensation consultant at the time, noted few companies of a similar size that compete in the same geographic and water-depth areas as the Company. Accordingly, the compensation committee selected companies who share certain similar characteristics with the Company. Specifically, the compensation committee thought it appropriate to include operators of a similar size that have substantial operations in the Gulf of Mexico and other drilling contractors of varying sizes that also operate in shallow water. Simply put, our peer group consists of companies against which we compete for talent, business and stockholder investment. The companies that the committee selected to comprise our peer group in forming 2014 compensation were ($ in 000’s):

Company	Offshore Driller	Onshore Driller	Energy Services	Gulf of Mexico	Enterprise Value(1)
Atwood Oceanics, Inc.	X			X	$4,627
Basic Energy Services, Inc.		X	X		$1,938
Dresser-Rand Group Inc.			X		$5,736
Ensco plc	X			X	$16,895
GulfMark Offshore, Inc.			X	X	$1,776
Helmerich & Payne, Inc.	X	X		X	$11,500
Hornbeck Offshore Services, Inc.			X	X	$2,357
Parker Drilling Company	X	X	X	X	$1,325
Patterson-UTI Energy, Inc.		X	X		$5,214
Rowan Companies plc	X			X	$5,218
SEACOR Holdings Inc.			X	X	$2,147
TETRA Technologies, Inc.			X	X	$1,311
Tidewater Inc.			X	X	$4,043
Unit Corporation		X	X		$3,794
Vantage Drilling Company	X			X	$3,335
Peer Group Average					$4,748
Hercules Offshore, Inc.	X		X	X	$1,823

(1)	Enterprise value as of 6/1/2014 as calculated and provided by Longnecker.

The committee periodically reviews and adjusts the composition of the peer group. In 2014, with Longnecker’s assistance, input from senior management and a review of feedback received from Institutional Shareholder Services and Glass-Lewis, the compensation committee assessed our peer group and made two changes to our peer group composition that it used to determine 2015 executive compensation. Specifically, the compensation committee removed ENSCO PLC due to it being substantially larger from a revenue and enterprise value perspective than the Company, and added a newly-formed company, Paragon Offshore, which is a direct competitor of the Company in the shallow water offshore drilling sector and competes with us for talent on a regular basis.

Our Executive Compensation Decision-Making Process

Compensation Committee

The board of directors delegates to the compensation committee responsibility for establishing the compensation of its executive officers, pursuant to a written charter adopted by the board and posted on the Company’s website at www.herculesoffshore.com. Each of the three members of the compensation committee meets the independence requirements contained in the NASDAQ Global Select Market listing standards.

The compensation committee is responsible for the oversight and administration of the Company’s base salary, annual incentive, long-term incentive compensation and benefit programs for executive officers. The compensation committee’s key responsibilities are to:

•	review and approve the elements of compensation relevant to the chief executive officer’s compensation in conjunction with established corporate goals and objectives, including perquisites;

•	evaluate the chief executive officer’s performance in light of those goals and objectives; and determine and approve the chief executive officer’s compensation;

•

review and approve the compensation of other executive officers and key employees based upon the recommendations of the chief executive officer, and oversee the periodic assessment of the performance of such executive officers and key employees;

•

review, modify (if necessary) and approve the Company’s peer companies and data sources for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

•	review, modify (if necessary) and approve corporate goals and objectives relevant to the compensation of executive officers;

•	develop and make recommendations to the board regarding succession plans for our chief executive officer and the Company’s key executive officers and management;

•

consider and take action on, or ensure the Company’s stockholders are given the opportunity to vote on (if applicable), the adoption of and changes to our incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the board on plans, goals or amendments to be submitted for stockholder approval;

•	administer the compensation plans that it is assigned responsibility to administer;

•	review and make recommendations to the board of directors concerning the form and amount of compensation and benefits payable to the Company’s non-employee directors;

•	review and recommend to the board of directors how frequently the Company should permit stockholders to have an advisory vote on executive compensation;

•	oversee the Company’s trading policies and anti-hedging and anti-pledging policies applicable to executive officers and directors;

•	approve employment, severance, change of control and retention agreements for executive officers;

•	evaluate potential risks relating to compensation policies and practices for all employees; and

•	make recommendations to the board of directors regarding the adoption or modification of any equity ownership guidelines applicable to the Company’s executive officers and directors.

The compensation committee believes that the application of its members’ collective experiences and judgment is as important to excellence in compensation decisions as the use of data. Market data is an important tool for analysis and decision-making; however, the compensation committee exercises both positive and negative discretion based on the committee members’ experiences and judgment. The compensation committee gives consideration to each officer’s personal contributions to the organization, as well as his or her skill sets, qualifications and individual performance, and competitive conditions in determining compensation in an effort to retain highly qualified employees in key positions. The compensation committee recognizes that certain executive officers may have a more expansive role in executing the management of our company compared to similarly situated executives in the peer group. The committee also seeks to reward the sense of urgency and the ingenuity that allows the executive officer to effectively resolve challenges and capitalize on opportunities to the benefit of the Company.

Role of Compensation Consultant

To assist in structuring our compensation program in 2014, the committee engaged two separate consulting firms during the 2014 year. Longnecker provided advisory services to the committee during the first eight months of the 2014 year. Longnecker is an independent executive compensation firm that provided the committee with market data and advice regarding executive compensation packages in our industry and with respect to our compensation program. Pearl Meyer & Partners (“PM&P”), an independent executive compensation consulting firm, was engaged in September 2014 to provide the committee with market data and advice regarding executive compensation packages in our industry and with respect to our compensation program and to conduct an annual review of our total compensation program for our key employees, including the named executive officers. Longnecker performed and PM&P continues to perform the following tasks in providing assistance to the compensation committee with respect to the design of the Company’s compensation program:

•	Reviews peer group and survey data for competitive comparisons;

•	Attends compensation committee meetings;

•	Reviews our executive compensation program and advises the compensation committee of plans or practices that might be changed to improve effectiveness;

•	Reviews our compensation philosophy, peer group and competitive positioning and advises the compensation committee on their reasonableness and appropriateness;

•

Proactively advises the compensation committee on best-practice approaches for governance of executive compensation as well as areas of concern and risk in the Company’s executive compensation program;

•	Reviews the CD&A, compensation tables and other compensation-related disclosures included in our proxy statement;

•	Oversees and reviews survey data on executive pay practices and amounts that come before the committee;

•	Provides market data and recommendations on chief executive officer compensation;

•	Undertakes special projects at the request of the compensation committee; and

•	Advises the compensation committee on management proposals, as requested.

Our management did not engage Longnecker or PM&P in any other capacity for 2014 and does not direct or oversee the retention or activities of Longnecker or PM&P with respect to our executive compensation program. The compensation committee assessed the independence of Longnecker and PM&P pursuant to SEC rules and concluded that Longnecker’s and PM&P’s work for the board of directors did not raise any conflicts of interest.

  Role of Executive Officers

On an annual basis, our chief executive officer and president reviews the performance of each of the other named executive officers and, based on this review, makes recommendations to the compensation committee with respect to the compensation of the named executive officers, other than himself. The chief executive officer and president also considers internal pay equity issues, individual performance and Company performance in making his recommendations to the committee. Our chief executive officer and president also, with limited exceptions, attends all board and committee meetings throughout the year. The vice president, human resources, provides general administrative support for the compensation committee, such as providing data and advice to the compensation committee and overseeing the documentation of equity plans and awards as approved by the compensation committee. The remaining named executive officers do not have a formal role in setting compensation for any member of the named executive officer group.

  Shareholder Outreach and Committee Actions

We have engaged in an extensive shareholder outreach program since the advisory vote on say-on-pay was mandated in 2011. After we filed our proxy statement and before our annual meeting in the spring of 2012, our board chairman and members of management embarked on a multi-pronged effort to gather feedback from key shareholders regarding our executive compensation program. This included telephonic and in-person discussions with individual and institutional shareholders, review of written correspondence submitted by individual and institutional shareholders to the board of directors and management, discussions with proxy advisory services and corporate governance research firms, and examination of media reports regarding our executive compensation program and compensation decisions. We reviewed this feedback and promptly took action. Specifically, in response to these discussions and in furtherance of our continued efforts to implement executive compensation and governance programs that are favored by our shareholders and promote the retention and motivation of our key employees and executives, we have made the following enhancements to our executive compensation and governance programs:

Topic		Action		Rationale
Executive Long-Term Incentive Plan	•	CEO equity grant targeted at 70% performance-based in 2013 and 2014, up from 55% in prior years	•	Further promotes achievement of our pay-for-performance compensation philosophy
	•	Adopted a three-year performance period for performance-based awards in 2013 and 2014	•	Consistent with leading practices and shareholder advisory group standards
	•	Adopted a relative performance metric for 2013 and 2014 awards (stock price performance ranking)	•	Consistent with leading practices and shareholder advisory group standards
Annual Incentive Plan	•	Consolidated all executives under one performance plan	•	Closer alignment to the Hercules Offshore strategic plan
	•	Eliminated overlapping metrics under the annual and long-term incentive plans	•	Responsive to shareholder concern regarding payment under different plans for achieving same objectives
	•	Eliminated six-month performance periods and adopted full-year performance period	•	Responsive to shareholder concern regarding length of performance periods and consistent with leading practices and shareholder advisory group standards
Employment Agreement Amendments	•	Adopted a policy against the inclusion of any tax gross-up payments within any new agreements that we may enter into with our named executive officers	•	Closer alignment with best practices
	•	Amended existing employment agreements with each of the named executive officers to eliminate the gross-up provision	•	Closer alignment with best practices
	•	Amended existing employment agreements to provide for a fixed term in place of the prior evergreen term	•	Closer alignment with best practices

In addition to the above mentioned program enhancements that we have made over the past few years in response to shareholder feedback, we have maintained the many executive compensation and governance best practices that we had in place prior to the 2012 annual meeting of stockholders, including the following:

•	No poison pill – Our poison pill was terminated by unanimous board action in February 2012.

•	Minimum vesting requirements for equity awards – All of our equity awards to our executive officers have at least a one year minimum vesting schedule.

•	Clawback policy – We have had a clawback policy in place since 2009. It is discussed in greater detail above in the section titled “Corporate Governance.”

•	Director and Executive Officer Equity Ownership Guidelines – We require our directors and executive officers to own a minimum amount of Company shares.

•	No share recycling for tax withholding and option exercises – We do not allow share recycling for tax withholding and option exercises under our long-term incentive plan.

•	Anti-hedging policy – We prohibit our directors and executive officers from engaging in hedging and pledging transactions with respect to Company stock.

•	Independent Board Chairman – We have had an independent board chairman since our inception.

•	Disclosure of corporate governance guidelines – We disclose our corporate governance guidelines on our website, www.herculesoffshore.com.

Overview of Previous Year Performance

Our industry endured a substantial downturn over the course of 2014. Demand for jackup rigs deteriorated in the U.S. Gulf of Mexico, a result of consolidation within our domestic customer base coupled with the sharp decline in crude oil prices. Similarly, crude oil prices negatively impacted international drilling activity, which is additionally under pressure from growth in the capacity of jackup rigs expected over the next three years. Despite the obstacles of 2014, our management team led the execution of several noteworthy accomplishments.

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Maersk Oil Contract Award. In May of 2014, we were awarded a five year drilling contract from Maersk Oil North Sea UK Limited for a newbuild jackup rig. Strategically, this investment is another significant step in our ongoing efforts to diversify our revenue mix toward higher specification assets, as well as expand our operating footprint to other key offshore markets. This is the second largest contract award for a jackup outside of Norway in the history of the industry. The contract, which is scheduled to commence in 2016, is expected to add $420 million of revenue backlog (inclusive of approximately $9 million of mobilization revenue), enhancing our earnings visibility, while reducing our speculative risk for a newbuild rig. In June 2014, we commenced construction of the rig, Hercules Highlander, at Jurong, a well-established shipyard in Singapore, and have established an office in Aberdeen U.K. to support our North Sea operations. This award demonstrates our ability to leverage the skillset of our organization to advance the Company’s strategic initiatives.

•

Continued Strong Safety Performance. Our 2014 results for Total Recordable Incident Rate (TRIR) and Lost Time Incident Rate (LTIR) are in line with our best annual performance, and we continue to outperform our peer group with respect to safety. In addition to our strong TRIR and LTIR results, our 2014 Severity Rate, a measure of lost days relative to total manhours, remains near a historic low. Additionally, the Company maintained its ISO 14001:2004 and ISO 9001:2008 certifications, which collectively with our measured results, document our long-term commitment to being a preferred provider of both safe and reliable services to the oil and gas industry.

Elements of Our Executive Compensation Program

The compensation committee believes the compensation packages we provide to our executives, including the named executive officers, should include base salary, annual incentive compensation that rewards performance as measured against established goals, and long-term incentive compensation that incentivizes the achievement of long-term strategic objectives and the creation of sustained shareholder value. The compensation committee believes compensation should be comprised of both cash and stock-based compensation. For 2014, the principal components of compensation for our named executive officers were: base salary; annual cash incentive compensation; long-term equity and performance-based incentive awards; and retirement, health and welfare benefits.

In making compensation decisions, the compensation committee compares each element of total compensation to peer data and consultant-provided third party-published survey data, combined with its judgment and experience, to determine the appropriate mix and levels of compensation for our executive officers. The compensation committee targets total direct compensation for named executive officers, which includes base salary, annual cash incentives and long-term equity and performance incentives, valued at the grant date, at the median of total compensation paid to similarly situated executive officers within the peer group. Variations may occur due to an individual executive officer’s scope of responsibility and performance, and the eventual realized compensation may or may not be near the total direct compensation amounts approved.

A significant percentage of target total direct compensation is allocated to annual and long-term incentives and therefore is at risk. For the 2014 year, 76.2% of the compensation mix at target on average for our named executive officers was composed of variable and at-risk compensation elements. Income from such incentive compensation programs is primarily realized as a result of the performance of our Company and individual responsibilities, depending on the type of award, compared to goals approved by the compensation committee. There is no pre-established policy or target for the allocation between cash and noncash compensation, but the compensation committee generally endeavors for the majority of incentive compensation to be in the form of long-term equity awards.

The compensation committee targets total direct compensation at approximately the 50th percentile of the latest available compensation data. The following is a discussion of each compensation element and the actions taken by the compensation committee in 2014 with respect to each element.

Base Salary

The compensation committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The compensation committee determines the base salary of each named executive officer based on his or her position and responsibilities. The compensation committee considers base salary levels at least annually as part of its review of the performance of our named executive officers and from time to time upon a promotion or other change in job responsibilities. During its review of base salaries for executives, the compensation committee primarily considers:

•	Individual performance of the executive, including leadership and execution of strategic initiatives and the accomplishment of goals established for each of them;

•	Market data provided by our independent compensation consultant;

•	The executive’s total compensation, both individually and relative to other officers; and

•	For named executive officers other than the chief executive officer, the recommendations of the chief executive officer.

At its meeting in the first quarter of 2014, the committee, after reviewing market compensation data and individual performance of the Company’s named executive officers, and in furtherance of the committee’s continuing compensation objective of retaining its senior management team, approved salary increases for all of its named executive officers. For our chief executive officer, this is the first effective increase in his base salary since 2009, when he voluntarily took a base salary reduction of 10%. Mr. Rynd’s base salary amount for the 2014 year was set at the same amount that he was receiving in 2009 prior to that voluntary reduction. For our remaining named executive officers, the salary increases were only in percentages of 3% to 7%, in recognition of strong performance and cost of living adjustments that have occurred since the last base salary increases that were adopted in 2012. The salary increases are set forth in the table below and became effective as of April 6, 2014:

Name of Executive Officer	Previous Salary	New Salary
John T. Rynd	$630,000	$700,000	(1)
Terrell L. Carr	$325,000	$340,000
Troy L. Carson	$300,000	$340,000	(2)
Todd A. Pellegrin	$275,000	$284,000
Stephen M. Butz	$375,000	$400,000
James W. Noe	$375,000	$390,000

(1)	This increase restored Mr. Rynd’s salary to the level that it was prior to his voluntary salary reduction in 2009.
(2)	Mr. Carson’s salary was increased from $300,000 to $312,000 in April 2014 and to $340,000 in November 2014 upon his promotion to Senior Vice President and Chief Financial Officer.

The compensation committee reviewed the salaries of the NEO’s during the first quarter of 2015 and decided to maintain the salaries at their current levels.

Annual Incentive Plan

The Hercules Offshore Annual Performance Bonus Plan, referred to in this proxy statement as the “HERO Plan” or “annual incentive plan,” is an annual cash incentive program the compensation committee approved for use beginning in 2006. The HERO Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to compensation committee oversight. The compensation committee, in its discretion, from time to time may modify certain elements of the guidelines and the applicable performance goals in order to account for special events, such as acquisitions or dispositions made by the Company or to more closely align the guidelines and applicable performance goals with the strategic objectives of the Company. In the first quarter of 2014, the compensation committee established a target range of eligibility for potential payouts for the named executive officers, based upon Company performance in 2014. The various incentive levels are based on competitive information and the participant’s responsibility for impacting our results, with threshold, target and maximum award opportunities established as a percentage of base salary. As noted above, the compensation committee selected performance metrics that would align our officers’ incentives with the achievement of important Company objectives that support the creation of shareholder value.

Certain components of the performance objectives have threshold, target and maximum objectives. The HERO Plan target level that we set corresponds to the number we have set for that objective in our budget for the year. The named executive officers participating in the HERO Plan receive a target award expressed as a percentage of his or her salary. Actual payouts, if any, will be based on the achievement of the performance objectives. Each component is weighted with the total potential threshold, target and maximum award opportunities as a percent of the salary and the total amount earned as a percentage of the salary for the named executive officers for 2014 set forth below:

	HERO Annual Performance Bonus Plan Incentive Levels for 2014
Name	Threshold (%)	Target (%)	Maximum (%)	(%) of Salary Awarded
John T. Rynd	50%	100%	200%	42%
Terrell L. Carr	37.5%	75%	150%	31%
Troy L. Carson	37.5%	75%	150%	31%
Todd A. Pellegrin	32.5%	65%	130%	27%
Stephen M. Butz	37.5%	75%	150%	N/A*
James W. Noe	37.5%	75%	150%	31%

*	Mr. Butz was no longer an employee at the end of the 2014 year, and was not eligible to receive a HERO Plan award settlement.

For 2014, the named executive officers’ HERO Plan awards were based upon achievement of corporate objectives relating to Consolidated EBITDA, gross margin, safety, and company-wide goals, with the components accounting for 40%, 25%, 10% and 25%, respectively. The compensation committee selected these objectives because they incentivize performance that drives shareholder return and emphasize the Company’s commitment to safe operations. The Company again decided to use company-wide goals rather than individual performance goals for the annual performance bonus in order to better align the organization with the strategic direction of the Company. The gross margin metric was selected to focus executives and employees on cost control and the EBITDA metric was selected to focus the Company on achieving profitability based upon a uniformly understood metric. Finally, a pillar of the Company’s mission statement is to operate safely. As such, continuous improvement in the Company’s safety statistics will remain a pillar of the Company’s executive compensation program.

The payout guidelines under the HERO Plan for 2014 were as follows:

There is no payment for Consolidated EBITDA or gross margin (the “Financial Objectives”), or the safety objective component of the HERO Plan award, unless we achieve the threshold performance levels. If performance levels for either of the Financial Objectives or the safety objective is met at a level between threshold and target, or target and maximum, as applicable, we will prorate the results of that award opportunity between the two levels. To the extent company goals are achieved, payment is at the target level.

Upon completion of the fiscal year, the compensation committee assesses performance for each objective of the HERO Plan by comparing the actual results to the predetermined threshold, target and maximum levels for each applicable objective, and a payment for each objective is calculated.

The following table shows the Company performance objectives and the actual 2014 results ($ in millions):

2014 Performance Objectives and Results

	Financial Performance Targets for 2014 Annual Performance
Objective	Threshold	Target	Maximum	Weight	Actual
Consolidated EBITDA	$369.3	$434.5	$499.7	40%	$281.9	*
Gross Margin	$434.2	$510.8	$587.4	25%	$357.0
Safety Metric – TRIR	0.78	0.74	0.70	10%	0.63

*	During 2014, the Company incurred certain non-cash impairment charges which have been excluded from the actual Consolidated EBITDA.

For the Company goals component, the CEO set goals for the organization in four areas through our strategic plan, Working Together — Building Success:

•	Accountability for Safety (Safety Plan)

•	Operate to Win (Operations Plan)

•	Fund the Future (Marketing and Financial Plan)

•	Work as Heroes (People Plan)

The Company goals were approved by the compensation committee. Each of the named executive officers then set their goals in alignment with the CEO’s goals, and employees’ goals were set in alignment with the goals of their executives, thus fully aligning the organization to achieve company-wide goals. The extent to which the CEO achieved the organizational goals determined the bonus payout for all employees eligible to receive a HERO Bonus. Accordingly, based upon the determination of the compensation committee, every named executive officer (and every employee eligible for a HERO Bonus) achieved 87.5% of the organizational goals component of the HERO Bonus for 2014.

The named executive officers received the following payments in March 2015 under the HERO Plan, based on the relative achievement of the 2014 performance objectives as set forth above.

Name	2014 HERO Award
John T. Rynd	$293,125
Terrell L. Carr	$106,781
Troy L. Carson	$106,781
Todd Pellegrin	$77,301
Stephen M. Butz	N/A	*
James W. Noe	$122,484

*	Mr. Butz was no longer an employee at the end of the 2014 year, and was not eligible to receive a HERO Plan award settlement.

Long-Term Incentive Program

At our 2014 annual meeting, our shareholders approved our Hercules Offshore 2014 Long-Term Incentive Plan (the “2014 LTIP” or the “LTIP”), which replaces our Hercules Offshore Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”). The 2014 LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock options, restricted stock, performance awards and other long-term incentive awards. In granting these awards, the compensation committee may establish any conditions or restrictions it deems appropriate within the limits of the LTIP. Awards to officers subject to Section 16(b) of the Securities Exchange Act of 1934, including the named executive officers, require the approval of the compensation committee. In total, we currently have approximately 340 key employees, including the named executive officers, and nonemployee directors who participate in the LTIP.

Grants under the LTIP for the named executive officers are determined by the compensation committee. The compensation committee uses the market data on peer groups provided by the compensation consultant and the members’ own judgment to determine the appropriate mix of stock options, restricted stock, performance awards or a combination of these awards. In 2014, the compensation committee utilized restricted stock awards and performance-based restricted stock and cash awards to promote long-term growth and align the performance of our executive officers with the interests of our shareholders. The committee granted restricted stock awards in

2014 based upon input from Longnecker that the current best practice is to grant restricted stock awards, and in order to minimize shareholder dilution that would result from the award of stock options.

The compensation committee has adopted a policy regarding the timing of grants of equity-based awards which generally provides for the compensation committee to approve annual equity grants at its meeting during the first or second quarter of each year. On occasion the committee approves awards for newly hired employees, newly promoted employees, or other key employees during other times of the year. Mr. Carson was granted 25,000 shares of restricted stock in November 2014 upon his promotion to Senior Vice President and Chief Financial Officer.

All of the outstanding options and shares of restricted stock granted by the compensation committee generally vest one-third per year on each of the first three anniversaries of the grant date, and the options have a ten year term. All of our currently outstanding performance-based awards cliff vest on the third anniversary of the grant date, assuming performance criteria are met. We believe that a vesting schedule for all equity-based awards provides our executives with an incentive for superior performance and contributes to the retention of the executives. While it has been our historical practice to design equity-based compensation awards with a vesting schedule, in March 2012 we adopted a policy that requires a minimum vesting schedule for all equity-based compensation awards granted to our executive officers under the LTIP of at least one full year from the date of the grant of that award, although our compensation committee may impose longer multi-year vesting schedules for any equity award under the LTIP, which is the compensation committee’s historical practice.

The compensation committee reviewed potential awards to each named executive officer under the LTIP in detail prior to its regularly scheduled meeting in January of 2014. At its meeting in February of 2014, the compensation committee approved annual long-term incentive awards to its named executive officers. The compensation committee first determined a total target grant value for long-term incentive awards for each named executive officer (disclosed below) for the 2014 year and then made the decision to divide that value between time-based restricted stock awards and performance-based restricted stock awards. The target value for the long-term incentive awards is based upon a percentage of the executive officer’s base salary and is targeted at the 50th percentile of the Company’s peers.

At its meeting in February 2014, the compensation committee awarded each of the named executive officers restricted stock awards, which vest 1/3 per year on each of the first three anniversaries of the grant date (the “Restricted Stock Awards”), and performance-based restricted stock awards, which vest in full on the third anniversary of the grant date, subject to the achievement of Company performance objectives with respect to two metrics, stock price performance relative to the Company’s peers (listed below) and operational downtime for our rigs and liftboats, to be measured over the period from January 1, 2014 through December 31, 2016 (the “Performance Awards”). While the value of all restricted stock awards will depend upon the price of our common stock, adding the relative stock price performance-based vesting component requires us to take market conditions into account as well as internal successes and losses. Threshold, target and maximum performance objectives have been established for each performance metric, with each officer other than Mr. Rynd vesting 50% more shares at the maximum level, 50% fewer shares at the threshold level, with vesting prorated between levels, and no shares will be issued with respect to a particular metric if the threshold performance objective is not met with respect to such metric. As noted above, the compensation committee recognized the improving business conditions in recent years and designed its 2014 long-term incentive awards to incentivize management to take the steps necessary to manifest this promise into continued positive shareholder returns. It selected the downtime metric to incentivize management to operate its assets efficiently and maximize revenue. The relative stock price metric was chosen because it is the most precise reflection of shareholder alignment with management interests and rewards management for outperforming its peers. The tables below set forth the performance metrics for the 2014 performance award grants.

2014 Performance Targets for Long-Term Incentive Awards

% of Payout	Three Year Goal	Threshold	Target	Maximum	As of 12/31/14
50%	Operational Downtime	1.63%	1.48%	1.33%	1.69%
50%	Stock Price Performance (Ranking)	12th	8th	1st	See Chart Below

2014 SPP Targets			Ranking as of 12/31/2014
Rank	Payoff		Rank	Ticker	Company
1	150%	Maximum	1	DRC	DRESSER-RAND GROUP INC.
2	142%		2	CKH	SEACOR HOLDINGS INC.
3	135%		3	HP	HELMERICH & PAYNE, INC.
4	128%		4	UNT	UNIT CORPORATION
5	121%		5	RDC	ROWAN COMPANIES PLC
6	114%		6	PTEN	PATTERSON-UTI ENERGY, INC.
7	107%		7	TDW	TIDEWATER INC.
8	100%	Target	8	TTI	TETRA TECHNOLOGIES, INC.
9	88%		9	ATW	ATWOOD OCEANICS, INC.
10	75%		10	ESV	ENSCO PLC
11	63%		11	GLF	GULFMARK OFFSHORE, INC.
12	50%	Threshold	12	HOS	HORNBECK OFFSHORE SERVICES, INC.
13	0%		13	BAS	BASIC ENERGY SERVICES, INC.
14	0%		14	PKD	PARKER DRILLING COMPANY
15	0%		15	VTG	VANTAGE DRILLING COMPANY
16	0%		16	HERO	HERCULES OFFSHORE, INC.

The 2014 Performance Awards for all of the executive officers other than Mr. Rynd will be paid out with equity, up to the target goal set for each executive officer, with anything above target when combining the results of both metrics being paid out in cash in an amount equal to the value of the incremental equity that would be issuable for the achievement of such combined performance metrics. For Mr. Rynd, the Performance Award will be paid out with a combination of equity and a cash payment of $100,000 at the threshold goal set for him when combining the results of both metrics, with anything above threshold being paid out solely in cash on a prorated basis between pre-determined cash amounts for the threshold ($100,000), target ($800,000) and maximum levels ($1,500,000).

At the target level, the Performance Awards and the Restricted Stock Awards are approximately 70% and approximately 30%, respectively, of the total target grant for Mr. Rynd, and 55% and 45%, respectively, of the total target grant for the other executive officers. The number of shares issuable to each of the executive officers if the target objectives (threshold in the case of Mr. Rynd) are achieved with respect to each metric is as set forth below:

Name of Executive Officer	Total Target Grant	Restricted Stock Award	Performance Award (Target)
John T. Rynd	300,000	140,445	159,555
Terrell L. Carr	103,503	46,576	56,927
Troy L. Carson	79,618	35,828	43,790
Todd A. Pellegrin	58,386	26,274	32,112
Stephen M. Butz*	159,236	71,656	87,580
James W. Noe*	159,236	71,656	87,580

*	All of the performance shares issued to each of Mr. Butz and Mr. Noe in 2014 were forfeited upon their respective departures from the Company.

The tables below set forth the performance metrics for our 2013 performance award grants.

2013 Performance Targets for Long-Term Incentive Awards

% of Payout	Three Year Goal	Threshold	Target	Maximum	As of 12/31/14
50%	Operational Downtime	1.45%	1.30%	1.15%	1.38%
50%	Stock Price Performance (Ranking)	13th	9th	1st	See Charts Below

2013 SPP Targets			HERO Ranking Against Peers as of 12/31/14
Rank	Payoff		Rank	Ticker	Company
1	150%	Maximum	1	DRC	DRESSER-RAND GROUP INC.
2	144%		2	PDCE	PDC ENERGY INC
3	138%		3	HP	HELMERICH & PAYNE, INC.
4	131%		4	CKH	SEACOR HOLDINGS INC.
5	125%		5	PTEN	PATTERSON-UTI ENERGY, INC.
6	119%		6	TTI	TETRA TECHNOLOGIES, INC.
7	113%		7	UNT	UNIT CORPORATION
8	106%		8	RDC	ROWAN COMPANIES PLC
9	100%	Target	9	HOS	HORNBECK OFFSHORE SERVICES, INC.
10	88%		10	TDW	TIDEWATER INC.
11	75%		11	GLF	GULFMARK OFFSHORE, INC.
12	63%		12	PKD	PARKER DRILLING COMPANY
13	50%	Threshold	13	ATW	ATWOOD OCEANICS, INC.
14	0%		14	BAS	BASIC ENERGY SERVICES, INC.
15	0%		15	ESV	ENSCO PLC
16	0%		16	VTG	VANTAGE DRILLING COMPANY
17	0%		17	HERO	HERCULES OFFSHORE, INC.

As noted in these tables and the tables setting forth the 2014 performance award grant metrics, our NEO’s are currently on pace to receive no shares for the relative stock price performance metric under either the 2013 or 2014 performance awards or for the operational downtime metric under the 2014 performance award, while only achieving between the threshold and target amounts for the operational downtime metric under the 2013 performance award. If performance continues at similar levels through the performance certification dates for each of these awards, our NEO’s will receive significantly less compensation than is disclosed in the Summary Compensation Table for each of 2013 and 2014, which is calculated in accordance with SEC requirements. While such a circumstance can raise retention concerns with respect to our NEO’s, the performance awards are functioning exactly as designed, to provide actual compensation only in the event that minimum levels of Company performance are achieved.

2015 Long-Term Incentive Grants

In February 2015, the compensation committee approved long-term incentive grants (the “2015 LTI Grants”) for the named executive officers. In designing the 2015 LTI Grants, the committee was restricted by the Company’s low stock price. Accordingly, the committee attempted to mitigate the dilutive impact to shareholders of a full equity-based award, while also recognizing the Company’s liquidity needs and retention concerns, which were heightened by the recent departure of the Company’s former Chief Financial Officer. In addition, the committee endeavored to follow its pay-for-performance grant philosophy and to align its executives’ interests with those of the Company’s shareholders. In attempting to strike a balance of these varying interests, the committee granted long-term incentive awards in 2015 that were a mix of cash and equity and were approximately 80% performance-based for Mr. Rynd and approximately 73% performance-based for the other named executive officers, a significant increase in the ratio of performance-based long-term incentives received for the NEO’s relative to the three prior years.

Specifically, each of the named executive officers received restricted stock awards (the “Restricted Stock Awards”), which vest 1/3 per year on each of the first three anniversaries of the designated grant date, March 2, 2015 (the “Grant Date”). Each executive officer was also granted a long-term cash performance award (the “Performance Awards”), which is earned subject to the achievement of Company performance objectives with respect to two metrics, relative stock price performance and operational downtime, over a one-year, two-year and three-year period, each beginning on January 1, 2015. 20% of the total Performance Award is achievable based on the one-year performance period, 30% is achievable based on the two-year performance period, and the remaining 50% is achievable based upon the three-year performance period. Mr. Rynd’s Performance Award also has an equity component that is earned, in addition to and based upon the same metrics and performance periods as the cash, up to a total amount of 400,000 shares if minimum levels of performance are achieved. Performance objectives have been established for each metric, with the Performance Awards earning 100% more cash at the maximum level, and 40% less cash at the threshold level (except for Mr. Rynd who receives only shares at the threshold level), with the amount earned prorated between levels. No cash or shares will be issued with respect to a particular metric over a particular performance period if the threshold performance objective is not met with respect to such metrics on a combined basis over the particular performance period.

The number of shares and amount of cash issuable to each of the executive officers if the target objectives are achieved with respect to each metric is as set forth below:

Name of Executive Officer	Restricted Stock Award	Performance Cash Award (Target)	Performance Equity Award
John T. Rynd	589,474 shares	$1,082,334	400,000 shares
Troy L. Carson	378,947 shares	$561,000	N/A
Terrell L. Carr	294,737 shares	$436,333	N/A
Todd A. Pellegrin	168,421 shares	$208,267	N/A

Retirement, Perquisites and Other Personal Benefits

401(k) Plan

All eligible employees, including the named executive officers, may participate in our 401(k) plan. The plan is a tax-qualified, defined contribution retirement plan, which is designed to assist participants with saving for retirement. Eligible employees, including the named executive officers, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. Effective April 1, 2013, the Company made matching contributions equal to the amount of each employee’s contribution, up to a maximum of 6% of eligible compensation. Effective as of March 15, 2015, we eliminated the matching contribution for an indefinite period of time. All employee contributions to the plan, as well as our matching contributions, are fully vested from the time of contribution. The contributions we made to each named executive officer’s 401(k) plan account with respect to the 2014 year are disclosed in the Summary Compensation Table.

Deferred Compensation Plan

The named executive officers, in addition to other executives and certain other key employees, are entitled to participate in our deferred compensation plan. Participating employees can defer up to 80% of their base salary and 100% of any annual bonus paid from the HERO Plan. Participants were also eligible for a Company

Restoration Match of 6% of their contribution. Effective as of March 15, 2015, we eliminated the Restoration Match for an indefinite period of time. The purpose of the deferred compensation plan is to provide the participants with the ability to defer federal income taxation on a portion of their compensation and to save for retirement. Please see “Tax Matters — Non-Qualified Deferred Compensation” for additional information about tax considerations related to deferred compensation, and the section below titled “Executive Compensation — Non-Qualified Deferred Compensation” for more details regarding the deferred compensation plan.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee reviewed the levels of limited perquisites and other personal benefits provided to our named executive officers in 2014 and, while recognizing that the perquisites provided to our named executive officers are substantially fewer and less valuable than those offered at peer group companies, determined to continue the low level of perquisites and other personal benefits in 2015.

In 2014, each of the named executive officers was eligible for reimbursement for financial planning assistance (up to $5,000 per year) and an annual health physical. Certain of our executive officers are eligible for reimbursement of club membership dues, limited to one social club membership or one country club membership. We also provide additional life insurance and disability benefits as follows:

•	life insurance — two times annual base salary up to maximum benefit of $1,200,000;

•	accidental death and dismemberment — two times base salary up to maximum benefit of $1,200,000;

•	short-term disability — 100% of weekly base salary up to 24 weeks; and

•	long-term disability — 66 2/3% of monthly base salary up to $14,500 per month.

Employment Agreements

We have determined that it is appropriate to formally document the employment relationship that we have with our executive officers in the form of employment agreements and have entered into executive employment agreements with each of our named executive officers. For additional information about these agreements and the payments that may be made under these agreements in the event of a termination or change in control, please read “Executive Compensation,” “— Potential Payments Upon Termination or Change of Control” and “— Employment Agreements”. The change in control benefits for the employees are deemed “double trigger” benefits, as the executive must incur certain terminations from employment in connection with a change in control to receive severance payments under his employment agreement. The severance and change in control protections allow management to focus their attention and energy on the business transactions that will be in the best interests of our stockholders without allowing personal considerations to cloud the decision-making process. Further, we believe that such protections maximize stockholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposed transaction is in the best interest of our stockholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly provide post-termination payments, and we intend to provide this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

Director and Officer Equity Ownership Guidelines

In order to align further the interests of our management and our stockholders and further promote our commitment to sound corporate governance, we have established the following equity ownership guidelines applicable to our directors and executive officers:

Name	Ownership Guidelines
Chairman of the Board	Four and one-half times annual retainer
Outside Directors	Three times annual retainer
CEO	Four times annual base salary
Executive Vice President	Two times annual base salary
President reporting to the CEO	Two times annual base salary
Senior Vice President and Vice President reporting to the CEO	One times annual base salary
Vice President not reporting to the CEO and other designated executive officers	One-half times annual base salary

Executive officers that were employed on January 1, 2007 were expected to attain these minimum levels of stock ownership by January 1, 2012, and, for any executive officer appointed after January 1, 2007, on the fifth January 1 that occurs at least one year following the date of appointment. Until an executive officer achieves the ownership guidelines, the executive officer is required to retain at least 50% of the net shares received under the 2004 LTIP and 2014 LTIP. Net shares refer to the number of shares received after shares are sold or netted to pay the applicable exercise price and/or applicable taxes.

In addition to common stock owned, the value of shares of restricted stock granted under the 2004 LTIP and 2014 LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the greater of (i) the price of our common stock on the date the common stock was acquired (and in the case of restricted stock, the date of vesting), or (ii) the price of our common stock as of the date of the committee’s annual review of executive equity ownership.

As of March 24, 2015, all of our named executive officers exceeded the equity ownership guidelines described above, as set forth in the following table:

Name	Base Salary	Value of Equity
John T. Rynd	$700,000	$5,992,096
Terrell L. Carr	$340,000	$1,033,114
Troy L. Carson	$340,000	$502,993
Todd A. Pellegrin	$284,000	$479,063

Tax Matters

Deductibility of Executive Compensation

As part of its role in determining the amounts and type of compensation to grant to our named executive officers, the compensation committee gives some consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation in excess of $1,000,000 that is paid to our chief executive officer or our three most highly compensated officers (other than our chief financial officer) unless the compensation is performance-based within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee considers its primary goal to design compensation strategies that further the best interests of our stockholders. In certain cases, it may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating long-term stockholder value. The compensation committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some of it may be non-deductible, to ensure competitive levels of total compensation are paid to our executive officers.

Non-Qualified Deferred Compensation

To the extent one or more elements of compensation provided to our employees are subject to Section 409A of the Internal Revenue Code (“Section 409A”), we intend that those elements comply with the necessary requirements so that the employees will not be subject to increased income taxes and interest. Section 409A requires that certain elements of “deferred compensation” comply with specific deferral and payment rules to avoid the imposition on the employee of an additional 20% income tax and, in some circumstances, interest. We believe that, if the adverse tax consequences of Section 409A become applicable to elements of our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining our employees. Therefore, to the extent reasonably practical, we intend to operate our compensation arrangements and to amend or modify our programs and awards as necessary to make them exempt from or compliant with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with our management the foregoing Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Thomas M Hamilton, Chairman

F. Gardner Parker

Thierry Pilenko

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables, narrative and footnotes discuss the annual compensation of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2014, who we refer to as the named executive officers. For the 2014 year, we have reported six executives due to Messrs. Carson and Butz each serving in the capacity as the Chief Financial Officer during the year. Mr. Butz served as the Company’s Chief Financial Officer until his resignation effective November 21, 2014.

The table below summarizes the total compensation paid or earned for the years ended December 31, 2014, 2013 and 2012 by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
John T. Rynd	2014	679,808	—	1,778,420	293,125	49,152	2,800,505
Chief Executive	2013	630,000	—	2,120,757	742,277	32,859	3,525,893
Officer and President	2012	630,000	—	2,028,556	865,244	29,244	3,553,044
Terrell L. Carr	2014	335,673	—	456,762	106,781	30,874	930,090
Senior Vice President,	2013	325,000	—	507,276	248,898	13,388	1,094,562
Worldwide Drilling Operations	2012	315,289	—	376,491	291,716	7,500	990,996
Troy L. Carson	2014	311,231	—	389,854	106,781	25,403	833,269
Senior Vice President	2013	300,000	—	390,219	212,079	15,724	918,022
and Chief Financial Officer	2012	290,385	50,000	285,741	253,963	7,500	887,589
Todd A. Pellegrin	2014	282,726	—	257,658	77,301	18,817	636,502
Senior Vice President	2013	275,000	—	286,151	210,606	13,388	785,145
Worldwide Liftboat Operations	2012	270,192	—	228,594	252,199	7,500	758,485
Stephen M. Butz	2014	396,042	—	702,709	—	41,546	1,140,297
Executive Vice President	2013	375,000	—	780,418	287,191	19,618	1,462,227
and Chief Financial Officer	2012	360,577	—	548,619	343,908	7,500	1,260,604
James W. Noe	2014	385,673	—	702,709	122,484	37,751	1,248,617
Executive Vice President	2013	375,000	—	780,418	287,191	12,271	1,454,880
	2012	367,789	—	617,195	343,908	7,500	1,336,392

(1)	Cash bonuses paid under the HERO Plan for 2014 are listed under the column “Non-Equity Incentive Plan Compensation.” Mr. Butz did not receive a HERO Plan award for 2014 because he was no longer employed at the end of the 2014 year.

(2)	The amounts in this column reflect the aggregate grant date fair value with respect to time-based restricted stock in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), disregarding any estimates of forfeitures. Assumptions used in the calculation of these amounts are included in Note 7 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”). These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the executive.

(3)

The amounts in this column also reflect the aggregate grant date fair value with respect to performance-based restricted stock awarded during the year ended December 31, 2014 in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The portion of these performance-based awards that are payable in cash are accounted for under stock-compensation principles of accounting as liability instruments in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. Assumptions used in the calculation of these amounts are included in Note 7 to the Form 10-K. The performance-based awards are subject to the achievement of company performance objectives with respect to two metrics, stock price performance relative to the Company’s peers and operational downtime for our rigs and liftboats, with such performance for the awards granted in 2014 to be measured over the period from January 1, 2014 through December 31, 2016. The threshold, target and maximum performance objectives have been established for each metric, with the officers, except Mr. Rynd, vesting 50% more at the maximum level than at the target level, and 50% less at the threshold level than the target level, with vesting prorated between levels. Additionally, no shares will be issued with respect to a particular metric if the threshold performance objective is not met with respect to such metric. The performance portion of the grant will be paid out in equity, up to the target goal set for each executive officer, with anything above target when combining the results of both metrics being paid out in cash at an amount equal to the value of the incremental equity that would be issuable for the achievement of such combined performance metrics between target and maximum levels. The maximum value of the award would be equivalent to shares of 85,391, 65,685, 48,168, 131,370, and 131,370 to Messrs. Carr, Carson, Pellegrin, Butz and Noe, respectively, or $402,192, $309,376, $226,871, $618,753 and $618,753, to the same, respectively, based on the closing stock price on the date of grant of $4.71. For Mr. Rynd, the performance portion of the grant will be paid out in equity, up to 159,555 shares, or a maximum value of $751,504 based on the closing stock price on the date of grant of $4.71. In addition, Mr. Rynd will receive a performance-based cash incentive award based on the same performance metrics, vesting at $100,000, $800,000 and $1,500,000 at the threshold, target and maximum levels, respectively, with achievement between threshold and target amounts or between target and maximum amounts being paid out in cash on a prorated basis between the pre-determined cash amounts for threshold, target and maximum levels. In the table above, the grant date fair value of the stock price performance relative to the Company’s peers metric was based on a Monte Carlo simulation as of the grant date using the following assumptions for the Company: Dividend Yield — n/a (based on historical and anticipated dividend payouts); Expected Price Volatility — 54.4% (based on the historical volatility of the Company’s common stock); Risk Free Interest Rate — 0.6% (based on observed interest rates consistent with the approximate vesting period); Stock Price — $4.71 (the closing price of the Company’s common stock at date of grant) and Fair Value — $3.63. The grant date fair value of the operational downtime for our rigs and liftboats metric was based on the probable vesting at a target number of shares for Messrs. Carr, Carson, Pellegrin, Butz and Noe of 56,927, 43,790, 32,112, 87,580 and 87,580, respectively, weighted at 50%. For Mr. Rynd, the performance-based cash incentive award is based on a Monte Carlo simulation as of the grant date using the same assumptions as described above.

(4)	The amounts shown in this column for 2014 reflect All Other Compensation for each named executive officer, which in the case of perquisites and other personal benefits equal or exceed $10,000 in the aggregate. Amounts include the following:

•	matching contributions under the 401(k) plan, or $15,600 for each executive;

•	matching contributions under the Deferred Compensation Plan of $25,269, $3,120 and $7,350 for Messrs. Rynd, Carson and Butz, respectively, for the year ended December 31, 2014;

•

in connection with an administrative error relating to 2013 stock vestings, Messrs. Rynd, Carr, Carson, Pellegrin, Butz and Noe had tax assistance payments of $8,283, $15,274, $6,683, $3,217, $15,311 and $12,039, respectively, for the year ended December 31, 2014. These amounts include interest, penalties, medicare taxes, tax preparation fees and tax gross up amounts solely related to the administrative error;

•	club membership dues and financial planning assistance of $7,322 and $2,790, respectively, for Mr. Noe; and

•	a one-time tax gross up on perquisites of $3,285 for Mr. Butz.

Grants of Plan-Based Awards for 2014

The table below reports all grants of plan-based awards made during 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan ($)			Estimated Future Payouts Under Equity Incentive Plan (#)(2)(3)(6)			All Other Stock Awards: Number of Shares of Stock (#)(2)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Rynd	N/A	(1)	437,500	700,000	1,225,000	N/A	N/A	N/A	N/A	N/A
	2/19/2014		N/A	N/A	N/A	21,231	169,851	318,471	N/A	364,441
	2/19/2014		N/A	N/A	N/A	N/A	N/A	N/A	140,445	661,496
	2/19/2014		N/A	N/A	N/A	159,555	159,555	159,555	N/A	752,483
Terrell L. Carr	N/A	(1)	159,375	255,000	446,250	N/A	N/A	N/A	N/A	N/A
	2/19/2014		N/A	N/A	N/A	N/A	N/A	N/A	46,576	219,373
	2/19/2014		N/A	N/A	N/A	28,464	56,927	85,391	N/A	237,389
Troy L. Carson	N/A	(1)	159,375	255,000	446,250	N/A	N/A	N/A	N/A	N/A
	2/19/2014		N/A	N/A	N/A	N/A	N/A	N/A	35,828	168,750
	2/19/2014		N/A	N/A	N/A	21,895	43,790	65,685	N/A	182,604
	11/17/2014		N/A	N/A	N/A	N/A	N/A	N/A	25,000	38,500
Todd A. Pellegrin	N/A	(1)	115,375	184,600	323,050	N/A	N/A	N/A	N/A	N/A
	2/19/2014		N/A	N/A	N/A	N/A	N/A	N/A	26,274	123,751
	2/19/2014		N/A	N/A	N/A	16,056	32,112	48,168	N/A	133,907
Stephen M. Butz	N/A	(1)	187,500	300,000	525,000	N/A	N/A	N/A	N/A	N/A
	2/19/2014		N/A	N/A	N/A	N/A	N/A	N/A	71,656	337,500
	2/19/2014		N/A	N/A	N/A	43,790	87,580	131,370	N/A	365,209
James W. Noe	N/A	(1)	182,813	292,500	511,875	N/A	N/A	N/A	N/A	N/A
	2/19/2014		N/A	N/A	N/A	N/A	N/A	N/A	71,656	337,500
	2/19/2014		N/A	N/A	N/A	43,790	87,580	131,370	N/A	365,209

(1)	These amounts represent awards under the HERO Plan. For additional information about the HERO Plan, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Incentive Plan.”

(2)	All awards in these columns were made pursuant to our LTIP. For additional information about the LTIP, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.”

(3)	This column includes the estimated possible payouts in shares for performance-based restricted stock assuming conditions for vesting are met for each level. Additionally, this column includes the estimated possible payouts for Mr. Rynd’s performance-based cash incentive award of $100,000, $800,000 and $1,500,000 at the threshold, target and maximum levels, respectively, converted to share equivalents in this table at a grant date value of $4.71. For additional information about these grants, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program” as well as Footnote 3 to the “Summary Compensation Table.”

(4)	This column includes the shares of time-based restricted stock granted to each executive in 2014 which vest in three equal annual installments beginning on the first anniversary of the grant date. For additional information about restricted stock grants, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.”

(5)	These amounts represent the fair value of time-based restricted stock, performance-based restricted stock and Mr. Rynd’s performance-based cash incentive award granted during 2014 as calculated under FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 7 to the Form 10-K and Footnotes 2 and 3 to the “Summary Compensation Table.”

(6)	The modification to the Grants of Plan-Based Awards Table set forth in these columns are intended to provide a share-based description of the performance awards or portion thereof granted to the executives that are not payable in shares and the amounts of which are not determinable at this time.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

CEO Performance Awards

As disclosed in previous years, the Company granted two performance awards (“CEO Performance Awards”) to Mr. Rynd in January 2011. The second of the two CEO Performance Awards vested on March 31, 2014.

The CEO Performance Awards were granted under the LTIP. Each CEO Performance Award provided for a cash payment, subject to satisfaction of the performance and time-vesting conditions, based on 250,000 shares of our common stock. Under each CEO Performance Award, vesting was subject to the performance requirement that the Average Share Price (the average price of the common stock for the 90 days prior to the date of vesting) was at least $5.00. Subject to vesting requirements, the payout for each CEO Performance Award equaled the product of (1) 250,000, (2) the Average Share Price or $10.00, whichever was less, divided by $10.00, and (3) the lesser of the Average Share Price or $10.00. If the requirements necessary for vesting of a Performance Award were met, the amount payable in cash under each of the CEO Performance Awards was not to be less than $625,000 and not more than $2,500,000. The first CEO Performance Award fully vested on December 31, 2013. The second CEO Performance Award fully vested on March 31, 2014, and, in accordance with its terms, Mr. Rynd was awarded a total of $640,090 on April 1, 2014.

The CEO Performance Awards were approved by the compensation committee in December 2010, in recognition of Mr. Rynd’s successful leadership of the Company during the economic downturn and in order to incentivize Mr. Rynd to remain with the Company to execute the Company’s growth strategy. The objective of the awards was to retain Mr. Rynd to continue to develop and execute the strategic goals of the Company and to incentivize Mr. Rynd to create long-term, sustainable value for the Company’s shareholders by directly aligning his economic interests with those of the Company’s shareholders over the three-year vesting period of the awards. Our closing stock price on the grant date of these CEO Performance Awards was $3.48 and was $4.59 on March 31, 2014, the date of vesting of the second CEO Performance Award, representing an approximately 32% increase in the Company’s stock price during the term of the award.

Percentage of Base Salary and Cash Bonus in Comparison to Total Compensation

The table below sets forth for each named executive officer the percentage of his base salary plus any cash bonus earned during 2014 compared to his total compensation for the year:

Name	Salary/Bonus Percentage of Total Compensation
John T. Rynd	34.7%
Terrell L. Carr	47.6%
Troy L. Carson	50.2%
Todd A. Pellegrin	56.6%
Stephen M. Butz	34.7%
James W. Noe	40.7%

Outstanding Equity Awards at Fiscal Year-End 2014

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John T. Rynd	11/1/2005	60,000	—	20.00	11/1/2015		—	—	—	—
	2/12/2007	72,000	—	25.34	2/12/2017		—	—	—	—
	2/14/2008	72,000	—	25.64	2/14/2018		—	—	—	—
	6/23/2008	36,000	—	35.75	6/23/2018		—	—	—	—
	2/25/2009	350,000	—	1.65	2/25/2019		—	—	—	—
	2/24/2010	300,000	—	3.89	2/24/2020		—	—	—	—
	2/28/2012	—	—	—	—		56,560	56,560	—	—
	2/28/2012	—	—	—	—		43,439	43,439	—	—
	2/28/2013	—	—	—	—		65,043	65,043	—	—
	2/28/2013	—	—	—	—		—	—	202,434	202,434
	2/19/2014	—	—	—	—		140,445	140,445	—	—
	2/19/2014	—	—	—	—		—	—	159,555	159,555
Terrell L. Carr	2/12/2007	5,000	—	25.34	2/12/2017		—	—	—	—
	2/14/2008	30,000	—	25.64	2/14/2018		—	—	—	—
	2/25/2009	130,000	—	1.65	2/25/2019		—	—	—	—
	2/24/2010	150,000	—	3.89	2/24/2020		—	—	—	—
	2/28/2012	—	—	—	—		11,374	11,374	—	—
	2/28/2012	—	—	—	—		11,816	11,816	—	—
	2/28/2013	—	—	—	—		21,570	21,570	—	—
	2/28/2013	—	—	—	—		—	—	39,547	39,547
	2/19/2014	—	—	—	—		46,576	46,576	—	—
	2/19/2014	—	—	—	—		—	—	56,927	56,927
Troy L. Carson	2/14/2008	5,100	—	25.64	2/14/2018		—	—	—	—
	2/25/2009	40,000	—	1.65	2/25/2019		—	—	—	—
	2/24/2010	60,000	—	3.89	2/24/2020		—	—	—	—
	5/7/2010	75,000	—	3.09	5/7/2020		—	—	—	—
	2/28/2012	—	—	—	—		8,632	8,632	—	—
	2/28/2012	—	—	—	—		8,968	8,968	—	—
	2/28/2013	—	—	—	—		16,593	16,593	—	—
	2/28/2013	—	—	—	—		—	—	30,421	30,421
	2/19/2014	—	—	—	—		35,828	35,828	—	—
	2/19/2014	—	—	—	—		—	—	43,790	43,790
	11/17/2014	—	—	—	—		25,000	25,000	—	—
Todd A. Pellegrin	2/14/2008	5,200	—	25.64	2/14/2018		—	—	—	—
	2/24/2010	19,999	—	3.89	2/24/2020		—	—	—	—
	2/28/2012	—	—	—	—		6,905	6,905	—	—
	2/28/2012	—	—	—	—		7,174	7,174	—	—
	2/28/2013	—	—	—	—		12,167	12,167	—	—
	2/28/2013	—	—	—	—		—	—	22,308	22,308
	2/19/2014	—	—	—	—		26,274	26,274	—	—
	2/19/2014	—	—	—	—		—	—	32,112	32,112
Stephen M. Butz	11/1/2005	6,000	—	20.00	2/21/2015	(6)	—	—	—	—
	2/12/2007	7,400	—	25.34	2/21/2015	(6)	—	—	—	—
	2/14/2008	8,500	—	25.64	2/21/2015	(6)	—	—	—	—
James W. Noe	11/1/2005	6,250	—	20.00	11/1/2015		—	—	—	—
	2/12/2007	43,000	—	25.34	2/12/2017		—	—	—	—
	2/14/2008	36,000	—	25.64	2/14/2018		—	—	—	—
	2/25/2009	150,000	—	1.65	2/25/2019		—	—	—	—
	2/24/2010	150,000	—	3.89	2/24/2020		—	—	—	—
	2/28/2012	—	—	—	—		18,646	18,646	—	—
	2/28/2012	—	—	—	—		19,371	19,371	—	—
	2/28/2013	—	—	—	—		33,185	33,185	—	—
	2/28/2013	—	—	—	—		—	—	60,840	60,840
	2/19/2014	—	—	—	—		71,656	71,656	—	—
	2/19/2014	—	—	—	—		—	—	87,580	87,580

(1)	These shares of restricted stock and performance-based restricted stock vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	This column represents the closing price of our common stock on December 31, 2014 of $1.00 per share multiplied by the number of shares of restricted stock or performance-based restricted stock, as applicable.

(3)	These shares of performance-based restricted stock cliff vest on the third anniversary of the grant date subject to satisfying the applicable performance goals.

(4)	This column represents the number of shares that would be awarded and outstanding if 2014 actual results (assuming December 31, 2014 was the end of the three year performance period) were compared to the performance metrics for the 2014 performance-based restricted stock grant discussed and described in the “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.” Based on this application of the 2014 actuals, the stock price performance relative to the Company’s peers is below the threshold metric and the operational downtime for our rigs and liftboats is above the target metric. The amounts reflected in the table assume the achievement of threshold, the next higher level, for the stock price performance relative to the Company’s peers metric and the achievement of maximum, the next higher level, for the operational downtime for our rigs and liftboats metric. The number of shares outstanding in this column are equal to 14,232, 10,947, 8,028 and 21,895 shares to Messrs. Carr, Carson, Pellegrin, and Noe, respectively, at threshold for the stock price performance relative to the Company’s peers metric and 42,695, 32,843, 24,084 and 65,685 shares to Messrs. Carr, Carson, Pellegrin and Noe, respectively, at maximum level for the operational downtime for our rigs and liftboats metric. Based on these same assumptions, Messrs Carr, Carson, Pellegrin and Noe would not be entitled to a cash award as the combined results described above did not exceed target share levels. Based on the combined results, Mr. Rynd would have an outstanding cash award of $900,000 and 159,555 shares (see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program – Long-Term Incentive Program” for additional information).

(5)	This column represents the number of shares that would be awarded and outstanding if 2014 actual results (assuming December 31, 2014 was the end of the three year performance period) were compared to the performance metrics for the 2013 performance-based restricted stock grant discussed in the “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.” Based on this application of the 2014 actuals, the stock price performance relative to the Company’s peers is below the threshold metric and the operational downtime for our rigs and liftboats is above the target metric. The amounts reflected in the table assume the achievement of threshold, the next higher level, for the stock price performance relative to the Company’s peers metric and the achievement of maximum, the next higher level, for the operational downtime for our rigs and liftboats metric. The number of shares outstanding in this column are equal to 56,914, 9,887, 7,605, 5,577 and 15,210 shares to Messrs. Rynd, Carr, Carson, Pellegrin and Noe, respectively, at threshold for the stock price performance relative to the Company’s peers metric and 145,520, 29,660, 22,816, 16,731, and 45,630 shares to Messrs. Rynd, Carr, Carson, Pellegrin and Noe, respectively, at maximum level for the operational downtime for our rigs and liftboats metric. Based on these same assumptions, Messrs. Carr, Carson, Pellegrin and Noe would not be entitled to a cash award as the combined results described above did not exceed target share levels. Based on the combined results, Mr. Rynd would have an outstanding cash award of $175,000.

(6)	These options for Mr. Butz have an expiration date of February 21, 2015 due to his resignation effective November 21, 2014.

Option Exercises and Stock Vested for 2014

None of the named executive officers exercised stock options and all of our named executive officers had restricted stock and performance-based restricted stock that vested during 2014 as follows:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(2)
John T. Rynd	212,532	1,656,543
Terrell L. Carr	81,982	393,115
Troy L. Carson	45,098	215,818
Todd A. Pellegrin	44,168	211,680
Stephen M. Butz	98,393	471,231
James W. Noe	102,617	491,337

(1)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

(2)	The Value Realized on Vesting for Mr. Rynd includes a cash payment of $640,090 related to one of the CEO Performance Awards and there are no related shares to include in the Number of Shares Acquired on Vesting.

Non-Qualified Deferred Compensation

In January 2007, we implemented the Hercules Offshore, Inc. Deferred Compensation Plan, effective as of January 1, 2007. Directors and, subject to the discretion of a committee appointed by the board of directors to administer the plan, certain management and other highly compensated employees of our company, including our named executive officers, are eligible to participate in the plan. Participants may elect to defer, on a pre-tax basis, up to 80% of base salary and up to 100% of any director fees, bonus or compensation granted pursuant to the LTIP. All deferrals are credited to a deferred compensation account. We may make contributions to a participant’s deferred compensation account (1) to restore any 401(k) matching contribution the participant may forego because of compensation deferred into the plan and (2) at the discretion of the board of directors, to recognize a participant’s service to our company. Participants are fully vested in their deferrals at all times; however, contributions by us to a participant’s deferred compensation account may be subject to vesting requirements. Compensation deferred under the plan is credited with earnings based on the performance of measurement funds selected by the participant.

Unvested account balances may become accelerated in the event of a change in control, or upon a participant’s disability, separation from service on or after qualifying for retirement, or death prior to a separation from service; provided, however, that if the acceleration could create the imposition of excise taxes on the participant under Section 4999 of the Code, the participant’s account balance will not accelerate upon a change in control. Distributions will be made upon the date or dates selected by the participant in his or her deferral elections.

A “change in control” is generally defined in the Deferred Compensation Plan to mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of our Company, as determined in accordance with the meaning given such phrases in Section 409A of the Code. A participant will generally incur a “disability” when the participant either is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. A “separation from service” will occur when the participant has terminated his or her services with the Company under regulations published under Section 409A of the Code.

We may terminate the plan at any time. An optional termination of the plan by us will not result in a distribution acceleration except as permitted by the Internal Revenue Code and related Treasury guidance in connection with a change in control.

The plan is administered by the compensation committee. Following a change in control, the members of the compensation committee in place immediately prior to the change in control may appoint an independent third party to administer the plan.

We currently maintain a trust agreement with Wilmington Trust Retirement and Institutional Services Company as trustee, effective January 1, 2013, for the Deferred Compensation Plan. We currently deposit amounts to the trust under the trust agreement as such amounts are deferred by participants or contributed by us. The trust is a “rabbi trust,” meaning that the funds held by the trustee remain subject to the claims of our general creditors in the event of our insolvency.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)(4)
John T. Rynd	67,981	25,269	74,774	—	925,088
Terrell L. Carr	—	—	—	—	—
Troy L. Carson	9,337	3,120	5,279	—	84,267
Todd A. Pellegrin	—	—	24	—	233,813
Stephen M. Butz	19,476	7,350	(2,431)	—	43,890
James W. Noe	—	—	—	—	—

(1)	Amounts reported in this column are included in the Summary Compensation Table as salary.

(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.

(3)	Amounts reported in this column are not included in the Summary Compensation Table as they are not above-market or preferential.

(4)	Amounts in this column include amounts previously reported as compensation in the Summary Compensation Table during 2013 of $82,471, $11,336 and $17,481 for Messrs. Rynd, Carson and Butz, respectively, and during 2012 of $74,400 for Mr. Rynd.

Potential Payments Upon Termination or Change of Control

Employment Agreements

We have entered into executive employment agreements with each of the named executive officers currently employed by us. These employment agreements have a fixed term that expires on December 31, 2016.

Each agreement provides a non-compete, non-solicitation, and non-inducement clause for one year after any termination. The employment agreements also require that the executive, upon the Company’s request, provide the Company with consulting services for a limited time following a termination of his employment. Following an executive’s termination of employment, the employment agreements also require that the executive cooperate and provide the Company with assistance with litigation and investigations relating to events or occurrences that occurred while the executive was employed by the Company.

Under the employment agreements, each of the named executive officers is entitled to health benefits and participation in our incentive, savings and retirement plans, in each case equal to those benefits provided to similarly-situated senior executives of us and our affiliated companies, and to the severance benefits described below.

Payments Made upon Termination. Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment, including:

•	any unpaid base salary through the date of termination;

•	any compensation previously deferred by the executive, to the extent permitted by the plan under which the deferral was made (together with any accrued interest or earnings thereon);

•	any earned but unpaid bonus awarded to the executive, excluding in the case of terminations for cause;

•	the vested portion of grants pursuant to the LTIP;

•	amounts contributed under the deferred compensation program; and

•	accrued vacation pay.

Termination Other Than Upon Change of Control. Under the employment agreements with each named executive officer, if employment is terminated by us not due to cause, due to death or disability of the executive, or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the benefits listed under the heading “— Payments Made upon Termination” above, the named executive officer will receive:

•

a lump sum severance payment equal to the sum of the executive’s base salary and the bonus paid or payable in respect of the most recently completed fiscal year of the Company, or if no bonus has been paid or is payable in respect of such year, any bonus paid or payable in respect of the next preceding fiscal year, to the executive multiplied:

•	for Mr. Rynd, by two; and

•	for Messrs. Carr, Carson and Pellegrin, by one and one-half;

•	a lump sum amount equal to the amount of any earned but unpaid bonus awarded to the executive;

•

to the extent not theretofore provided, any other amounts or benefits required to be paid or provided or to which the executive and/or the executive’s dependents are eligible to receive pursuant to the executive’s employment agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their dependents; and

•

a continuation, for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination (or such longer period as provided by any plan, program, practice or policy), of the welfare benefits provided to the executive and/or the executive’s dependents, and if health and medical benefits cannot be extended or provided, then payment of the COBRA premium for the applicable period.

The term “cause” is defined to include (i) a material violation by the executive of certain specified obligations to the Company (other than as a result of incapacity due to physical or mental illness) which is either willful, deliberate or committed in bad faith or without reasonable belief that such violation is in the best interests of the Company,

(ii) the executive’s gross negligence in performance, or intentional non-performance (continuing for ten (10) days after receipt of written notice of need to cure from the Company), of any of his duties and responsibilities under the employment agreement, or reasonable instructions of the board or the executive’s immediate supervisor, as applicable, (iii) the executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, (iv) the executive’s violation of the Company’s code of conduct or ethics policies which is willful, deliberate or committed in bad faith, or (v) the final and non-appealable conviction by a court of competent jurisdiction of the executive of a felony involving moral turpitude or the entering of a guilty plea or a plea of nolo contendere to such crime by the executive.

A termination for “good reason” under the employment agreements can occur under the following circumstances: (i) the executive is assigned duties that are inconsistent with the executive’s position, (ii) a failure by the Company to comply with the compensation obligations of the Company under the employment agreement, except for failures that are immaterial, insubstantial or inadvertent which could be remedied by the Company within 30 days after receipt of notice thereof, (iii) the relocation of the executive that increases the executive’s one-way commute by more than 50 miles, (iv) the Company’s failure to have a successor entity assume the employment agreements in connection with a change in control, or, (v) in the 24 month period following a change in control, the Company’s failure to provide a bonus or equity compensation award to the executive that is at least equal to the participation levels of similarly situated executives. The executive’s termination of employment shall not constitute “good reason” unless executive notifies the Company of the condition or event constituting “good reason” within ninety days (90) days of the condition’s occurrence and the Company fails to cure the conditions, to the extent curable, specified in the notice within thirty (30) days following such notification.

Retirement. In the event of the retirement of a named executive officer, no additional compensation or benefits are payable.

Death or Disability. Upon termination due to death or disability, the executive or beneficiary may be entitled to receive benefits under our disability plan or payments under our life insurance plan, as applicable. In the event of the death or disability of an executive, in addition to the benefits listed under the heading “— Payments Made upon Termination,” in lieu of the severance amount so provided, the executive or his beneficiary will be entitled to the greater of the severance amount included under the heading “— Termination Other Than Upon Change of Control” above or the present value of any cash amount to be received as a disability benefit pursuant to the terms of any long-term disability plan, policy or arrangement of the Company or its affiliates, except that proceeds from disability insurance contributed to by the executive will be excluded from consideration. Under the employment agreements, a “disability” is defined as (a) the absence of the executive from the executive’s duties with the Company on a full-time basis for 120 consecutive calendar days, (b) the executive (i) is unable to engage in any substantial gainful activity on behalf of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and (c) the Executive is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering our employees.

Change of Control. Under the employment agreements with each named executive officer, if an executive’s employment is terminated within the two year period following a change of control (other than termination by us for cause or by reason of death or disability), in addition to the benefits listed under the heading “— Payments Made upon Termination” above, the named executive officer will receive:

•

a lump sum severance payment of the sum of the executive’s base salary and the highest bonus paid or payable to the executive in respect of any of the two most recently completed fiscal years of the Company multiplied:

•	for Mr. Rynd, by three;

•	for Mr. Carr, by two and one-half; and

•	for Mr. Carson and Pellegrin, by two;

•	a lump sum amount equal to the amount of any earned but unpaid bonus awarded to the executive;

•

to the extent not theretofore provided, any other amounts or benefits required to be paid or provided or to which the executive and/or the executive’s dependents are eligible to receive pursuant to the executive’s employment agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their dependents; and

•

a continuation, for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination (or such longer period as provided by any plan, program, practice or policy), of the welfare benefits provided to the executive and/or the executive’s dependents, and if health and medical benefits cannot be extended or provided, then payment of the COBRA premium for the applicable period.

In addition, if the date of termination occurs within two years after a change of control, then all stock options, shares of restricted stock, restricted stock units and other equity-based awards and performance awards held by the executive will automatically vest and become exercisable. Under the agreements, a “change of control” is deemed to occur upon (i) the consummation of a reorganization, merger, consolidation or other transaction, in any case, with respect to which persons who were stockholders (or members) of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own equity interests representing at least 51% of the total combined voting power of the Company or the resulting reorganized, merged or consolidated entity, as applicable, (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to one or more subsidiaries of the Company), or (iii) the occurrence of (A) the consummation of a transaction or series of related transactions in which the Company issues, as consideration for the acquisition (through a merger, reorganization, stock purchase, asset purchase or otherwise) of the assets or capital stock of an unaffiliated third party, equity in the Company representing more than 35% of the outstanding equity of the Company calculated as of the consummation of such transaction or transactions, in conjunction with (B) a change in the composition of the board of directors of the Company, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company at the time of the approval by the board of directors of the Company of the issuance of such equity in the Company.

All of the employment agreements contain language that make them compliant with the provisions of Section 409A of the Internal Revenue Code. The employment agreements provide that they be modified, at the discretion of the board of directors, if necessary to bring any provision of the agreements into compliance with Section 409A.

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of termination of the executive’s employment without cause, termination by the executive for “good reason”, or termination in the event of disability or death of the executive. The first table reflects the potential payments due upon these termination events following a change of control, while the second table reflects the potential payments due upon the termination event alone. The amounts shown in the tables assume that the termination and/or the change of control event was effective as of December 31, 2014, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon such event. The actual amounts to be paid out and the value of shares of common stock can be determined only at the time of the executive’s separation from our Company or a change of control. All value related to the acceleration of equity awards is based upon the closing price of our common stock on December 31, 2014, which was $1.00.

Potential Payments and Benefits In Connection With a Change of Control

Name	Cash Severance Amount ($)	Welfare Benefit Continuation ($)	Gross Up Payment ($)(1)	Accelerated Vesting of Options, Restricted Shares and Other Awards ($)(2)(3)	Total ($)
John T. Rynd	4,326,831	37,732	—	1,567,476	5,932,039
Terrell L. Carr	1,472,245	34,266	—	187,810	1,694,321
Troy L. Carson	1,104,158	34,896	—	169,232	1,308,286
Todd A. Pellegrin	989,212	15,097	—	106,940	1,111,249

(1)	In the first quarter of 2012, we amended our named executive officers’ employment agreements to delete each executive’s right to receive a gross up payment. As of the date of this filing, none of our named executive officers would be eligible to receive such a payment from us in connection with a change of control.

(2)	The aggregate value of the accelerated vesting of the time-based restricted shares at December 31, 2014 (computed by multiplying $1.00, the closing market price of shares of our common stock on the last trading day of 2014, times the total number of time-based restricted shares held), were as follows: Mr. Rynd — 262,048 shares valued at $262,048; Mr. Carr — 79,520 shares valued at $79,520; Mr. Carson — 86,053 shares valued at $86,053; and Mr. Pellegrin – 45,346 shares valued at $45,346.

(3)	The aggregate value of the accelerated vesting of 2012 performance-based restricted stock grants outstanding at December 31, 2014 (computed by multiplying $1.00, the closing market price of shares of our common stock on the last trading day of 2014, times the total number of performance-based restricted shares held), were as follows: Mr. Rynd — 43,439 shares valued at $43,439; Mr. Carr — 11,816 shares valued at $11,816; Mr. Carson — 8,968 shares valued at $8,968; and Mr. Pellegrin — 7,174 shares valued at $7,174. The aggregate value of the 2013 performance-based restricted stock grants, based on acceleration at target amounts using the stock price at December 31, 2014 of $1.00, were as follows: Mr. Rynd — 202,434 shares valued at $202,434; Mr. Carr — 39,547 shares valued at $39,547; Mr. Carson —30,421 shares valued at $30,421; and Mr. Pellegrin — 22,308 shares valued at $22,308. Additionally, based on acceleration at target levels, this column includes a cash payout of $100,000 for Mr. Rynd. Furthermore, the aggregate value of the 2014 performance-based restricted stock grants, based on acceleration at target amounts using the stock price at December 31, 2014 of $1.00, were as follows: Mr. Rynd — 159,555 shares valued at $159,555; Mr. Carr — 56,927 shares valued at $56,927; Mr. Carson — 43,790 shares valued at $43,790; and Mr. Pellegrin – 32,112 shares valued at $32,112. Additionally, based on acceleration at target levels, this column includes a cash payout of $800,000 for Mr. Rynd. For additional information about the 2014 performance-based grants, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.”

Potential Payments and Benefit Outside of a Change of Control

Name	Cash Severance Amount ($)	Welfare Benefit Continuation ($)	Total ($)
John T. Rynd	1,986,250	37,732	2,023,982
Terrell L. Carr	670,172	34,266	704,438
Troy L. Carson	670,172	34,896	705,068
Todd A. Pellegrin	541,952	15,097	557,049

Neither Mr. Butz nor Mr. Noe received any payments upon their resignations in November 2014 and March 2015, respectively.

Compensation of Directors

Directors who are also full-time officers or employees of our Company receive no additional compensation for serving as directors. For the compensation of Mr. Rynd, our Chief Executive Officer and President, see the “Summary Compensation Table.” All non-employee directors received an annual retainer of $55,000 in 2014. Each non-employee director also received a fee of $1,500 for each committee meeting attended in person and

$1,000 for each committee meeting in which they participated by telephone. In addition, the chairman of each of the audit committee and the compensation committee received an annual fee of $15,000, and the chairman of the nominating and governance committee received an annual fee of $10,000 in 2014. Each non-employee director also received an award of 23,000 shares of restricted stock in 2014, except for Mr. Bates who received 40,000 shares. All of the shares issued to the non-employee directors vest on the day of the Company’s 2015 annual meeting of stockholders. The director will forfeit any shares which have not vested at the time he or she ceases to be a board member. We also reimburse the reasonable expenses incurred by the directors in attending meetings and other Company business. The table below summarizes the total compensation paid or earned by each of our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Thomas N. Amonett	71,000	63,280	134,280
Suzanne V. Baer	64,000	63,280	127,280
Thomas R. Bates, Jr.	56,500	113,000	169,500
Thomas M Hamilton	82,500	63,280	145,780
Thomas J. Madonna	85,000	63,280	148,280
F. Gardner Parker	73,500	63,280	136,780
Thierry Pilenko	64,000	63,280	127,280
Steven A. Webster	60,500	63,280	123,780

(1)	The amounts in this column reflect the aggregate grant date fair value with respect to restricted stock during the year ended December 31, 2014 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to the audited financial statements included in the Form 10-K. These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the director. The aggregate number of restricted stock awards outstanding at December 31, 2014 was 201,000 shares of restricted stock, which represents 23,000 shares held by each non-employee director except Mr. Bates, who holds 40,000 shares of restricted stock. These shares of restricted stock were granted on May 14, 2014 at grant date fair value of $4.52 and vest on the date of the annual meeting of stockholders, which is May 20, 2015.

In addition to the unvested stock awards in the table above, the number of stock options outstanding as of December 31, 2014 by the directors other than Mr. Rynd is as follows: Mr. Amonett — 10,000 shares; Mr. Hamilton — 10,000 shares; Ms. Baer — 10,000 shares; Mr. Bates — 0 shares; Mr. Madonna — 10,000 shares; Mr. Parker — 10,000 shares; Mr. Pilenko — 10,000 shares; and Mr. Webster — 10,000 shares.

At its meeting in the fourth quarter of 2014, the compensation committee approved the compensation payable to non-employee directors for 2015, maintaining the annual retainer at $55,000 for the first eight meetings held, plus $1,500 or $1,000 for each additional meeting attended in person and by phone, respectively. In addition, the annual retainer for the chairman of the audit committee, compensation committee and nominating and governance committee remained at $15,000, $15,000 and $10,000, respectively. The fees payable for attending a committee meeting remained at $1,500 per meeting attended in person and $1,000 per meeting attended by telephone. Directors have agreed to forego an equity award in 2015 as our current depressed stock price would result in a larger issuance of shares than customary in prior years. In lieu of equity, directors are entitled to receive $100,000 in cash (with the chairman receiving an additional $77,500) to be used to purchase Company shares. These shares must be held by the director for at least one year.

Director Equity Ownership Guidelines

As we have for our executive officers, we have also established equity ownership guidelines for our directors. The guidelines provide that each of our outside directors is expected to own equity in the Company valued at three times their annual retainer (and four-and-a-half the times annual retainer for the chairman), by

March 24, 2011, or within three (3) years from the date that such outside director joins our board. In addition to common stock owned, the value of shares of restricted stock granted under the LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the greater of (i) the price of our common stock on the date the common stock was acquired (and in the case of restricted stock, the date of vesting), or (ii) the price of our common stock as of the date of the committee’s annual review of executive equity ownership.

As of March 24, 2015, our chairman of the board and all of our non-employee directors exceeded the equity ownership guidelines described above, as set forth in the following table:

Name	Annual Retainer	Value of Equity
Thomas N. Amonett	$55,000	$725,453
Suzanne V. Baer	$55,000	$697,044
Thomas R. Bates, Jr.	$55,000	$1,172,584
Thomas M Hamilton	$55,000	$651,933
Thomas J. Madonna	$55,000	$764,407
F. Gardner Parker	$55,000	$587,172
Thierry Pilenko	$55,000	$416,364
Steven A. Webster	$55,000	$20,140,769

PROPOSAL 2: ADVISORY VOTE ON 2014 EXECUTIVE COMPENSATION

(Item 2 on Proxy Card)

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to adopt rules requiring the Company to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

The Company has established comprehensive compensation programs for our executive officers, including our named executive officers, as described in this proxy statement. Stockholders should reference and consider this information in evaluating the Company’s approach to compensating our executive officers.

Our compensation committee will continue to design compensation arrangements with the objectives of emphasizing pay for performance and aligning the financial interests of our executives with the interests of long-term stockholders, and require executives to retain ownership of a significant portion of our common stock they receive as compensation. Please refer to the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation in 2014.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of our common stock at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of these votes. While this vote is required by law, it will not be binding on our company or our board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions.

You have the opportunity to vote for, against or abstain from voting on approval of 2014 executive compensation. This vote is a nonbinding advisory vote on 2014 executive compensation. Accordingly, the following resolution will be submitted for a shareholder vote at the 2015 annual meeting:

RESOLVED, that the stockholders of Hercules Offshore, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval, on an advisory basis, of 2014 executive compensation.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on Proxy Card)

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to ratify this appointment. Our board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions of any stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following tables set forth the fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2014 and 2013, respectively, and the fees billed for other services rendered by Ernst & Young LLP, respectively, during those periods.

	2014	2013
	(In thousands)
Audit Fees(1)	$1,933.2	$2,122.1
Audit-Related Fees	—	—
Tax Fees(2)	119.8	23.1
All Other Fees	—	—

Total	$2,053.0	$2,145.2

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, consents, comfort letters, accounting consultations and related matters.

(2)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning and tax advice. Tax compliance fees were approximately $82 thousand and $23 thousand for the years 2014 and 2013, respectively, and tax planning and advice was approximately $38 thousand for 2014.

Pre-approval Policies and Procedures

The audit committee has established a policy requiring audit committee pre-approval of all audit, review or attest engagements, internal control-related services and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by our independent registered public accounting firm since November 2005 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of

Hercules Offshore, Inc.:

The board of directors of Hercules Offshore, Inc. (“Hercules Offshore”) maintains an audit committee currently composed of three non-management directors, Ms. Baer and Messrs. Madonna (Chair) and Parker. The board of directors has determined that the audit committee’s current membership satisfies the rules of the SEC and the NASDAQ Global Select Market that govern audit committees, including the requirements for audit committee member independence set out in the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with the management of Hercules Offshore.

The audit committee reviewed and discussed with Hercules Offshore’s independent registered public accounting firm, Ernst & Young LLP, all communications required by generally accepted auditing standards, including those required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with such firm its independence.

The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Hercules Offshore’s internal controls and the overall quality of Hercules Offshore’s financial reporting. The audit committee met six times in 2014.

The audit committee also determined that the provision of services other than audit services rendered by Ernst & Young LLP was compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in Hercules Offshore’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE

Thomas J. Madonna, Chairman

Suzanne V. Baer

F. Gardner Parker

RELATED PARTY TRANSACTIONS, STOCKHOLDER PROPOSALS AND OTHER MATTERS

Certain Relationships and Related Party Transactions

We require that all transactions with related persons (as contemplated by Item 404 of Regulation S-K) be approved by the audit committee of the board of directors, in compliance with the charter of that committee and with our Policy Regarding Covered Transactions with Related Persons. In approving a transaction with a related person, the audit committee will consider, among others, the following factors: (1) whether terms or conditions of the transaction are no less favorable than those generally available to third parties; (2) the level of interest, materiality or benefit to the related person and affiliates of the related person; (3) the related person’s relationship to the Company; (4) whether the transaction occurred in the ordinary course of business; (5) availability of alternative suppliers or customers in the transaction; (6) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director has a relationship; and (7) the benefit or materiality to the Company. For purposes of Item 404 of Regulation S-K, the committee determined that no related persons had a material interest in any of the transactions that it reviewed in the past year.

Our Code of Conduct and our Corporate Governance Guidelines prohibit actual or apparent conflicts of interest between the interest of any of our directors or officers, on the one hand, and our Company or our stockholders, on the other hand. The guidelines require that any actual or apparent conflict of interest be reported to the chairman of the audit committee for evaluation. The audit committee, with the assistance of our general counsel, is responsible for evaluating conflicts of interest.

Stockholder Proposals for the 2016 Annual Meeting

Rule l4a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2016 annual meeting of stockholders should be received by our corporate secretary no later than December 3, 2015.

If a stockholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which we first publicly announce the date of such meeting. Under our bylaws, notice with respect to the 2016 annual meeting of stockholders must be received by our corporate secretary no earlier than January 21, 2016 and no later than February 20, 2016. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.

All notices should be directed to: Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, Attention: Stockholder Notices. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Householding

The SEC permits a single set of notices, annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports or proxy statements wishes to receive a single notice, annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to our corporate secretary at our principal executive offices, 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, telephone number (713) 350-5100. We will deliver, promptly upon written or oral request to our corporate secretary, a separate copy of the notice, our 2014 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation. We have retained MacKenzie Partners to aid in the solicitation of proxies for a fee of $11,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram, and via the Internet by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Additional Information About the Company

You can learn more about Hercules Offshore and our operations by visiting our website at www.herculesoffshore.com. Among other information we have provided there, you will find:

•	our certificate of incorporation and bylaws;

•	the charters of each of our standing committees of the board;

•	our corporate governance guidelines;

•	our code of conduct;

•	our policy regarding covered transactions with related persons;

•	our policy regarding director recommendations by stockholders;

•	our director and executive equity ownership guidelines;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our management and board of directors.

For additional information about our company, please refer to our 2014 annual report, which is available with our proxy statement at the following address on the Internet: www.proxydocs.com/hero.

HERCULES OFFSHORE, INC.

John T. Rynd

Chief Executive Officer and President

Houston, Texas

April 1, 2015

HERCULES OFFSHORE, INC. 9 GREENWAY PLAZA, SUITE 2200 HOUSTON, TX 77046 ATTN: TROY L. CARSON

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:50 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

     — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
The Board of Directors recommends you vote FOR the following		☐	☐	☐
1.	Election of Directors Nominees

01	John T. Rynd 02 Steven A. Webster

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Advisory vote on 2014 Executive Compensation.					☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015					☐	☐	☐

NOTE: This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (PLEASE SIGN WITHIN BOX)	Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Troy L. Carson, Beau M. Thompson and Son P. Vann, and each of them, proxies of the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Hercules Offshore, Inc. held of record by the undersigned on March 24, 2015, at the Annual Meeting of Stockholders to be held on May 20, 2015 at 8:00 a.m., Houston time, at the Doubletree by Hilton Houston Greenway Plaza Hotel, 6 Greenway Plaza East, Houston, Texas 77046 or any adjournment or postponement thereof.

This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “FOR” all director nominees and “FOR” Proposals 2 and 3. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.

    Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side